Exhibit 4.1

AMERICAN GREETINGS RETIREMENT

PROFIT SHARING AND SAVINGS PLAN

Amended and Restated Effective January 1, 2011

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PREAMBLE

American Greetings Corporation originally established the American Greetings Retirement Profit Sharing and Savings Plan (the “Plan”), effective March 1, 1949, to provide its eligible employees with an additional source of retirement income. The Plan has been amended over the years to allow Participants to defer a portion of their income, to provide employer matching contributions on such deferrals of income, and to provide for discretionary profit sharing contributions.

The Plan is hereby amended and restated in its entirety, effective January 1, 2011, to incorporate all prior amendments, to reflect certain changes required by applicable law, and to clarify certain provisions. As so amended, the Plan applies to persons in the employment of the Company who are or become Participants on or after January 1, 2011. Former Employees whose service terminated prior to January 1, 2011, whether as a result of retirement, death, or any other form of termination of employment, and those entitled to benefits under the Plan with respect to such former Employees shall be entitled to benefits under the Plan only to the extent, if any, provided under the Plan as in effect prior to January 1, 2011.

SECTION 1

DEFINITIONS

1.1	Account. A Participant’s Account shall mean the aggregate of the following sub-accounts, as applicable to such Participant:

(a)	Elective Deferral Contribution Account. The account of a Participant credited with Elective Deferral Contributions made pursuant to Sections 3.1(a) – (c), and Catch-up Contributions made pursuant to Section 3.5.

(b)	Matching Contribution Account. The account of a Participant credited with Matching Contributions made pursuant to Section 3.2.

(c)	Nondeductible Voluntary Employee Contribution Account. The account of a Participant credited with Nondeductible Voluntary Employee Contributions made pursuant to Section 3.8.

(d)	Profit Sharing Contribution Account. The account of a Participant credited with Profit Sharing Contributions made by the Company in any given Plan Year pursuant to Section 3.3.

(e)	Qualified Nonelective Contribution Account. The account of a Participant credited with Qualified Nonelective Contributions made on the Participant’s behalf pursuant to Section 3.1(f)(i).

(f)	Qualified Matching Contribution Account. The account of a Participant credited with Qualified Matching Contributions made on the Participant’s behalf pursuant to Section 3.2(c)(i).

(g)	Rollover Contribution Account. The account of a Participant credited with Rollover Contributions pursuant to Section 3.6.

(h)	Roth Contribution Account. The account of a Participant credited with Roth Contributions made pursuant to Section 3.1(d), and Catch-up Contributions as specified by the Participant pursuant to Section 3.5.

(i)	Roth Rollover Contribution Account. The account of a Participant credited with Roth Rollover Contributions pursuant to Section 3.6.

1.2	Actual Contribution Percentage. The ratio of:

(a)	Contributions made pursuant to Section 3.2 for the Plan Year; to

(b)	Compensation for the Plan Year.

1.3	Actual Deferral Percentage. The ratio of:

(a)	Contributions made pursuant to Section 3.1 for the Plan Year; to

(b)	Compensation for the Plan Year.

1.4	Affiliated Employer. Any entity which

(a)	with American Greetings Corporation, constitutes (i) a “controlled group of corporations” within the meaning of Code section 414(b), (ii) a “group of trades or businesses under common control” within the meaning of Code section 414(c), or (iii) an “affiliated service group” within the meaning of Code section 414(m), or

(b)	is required to be aggregated with American Greetings Corporation pursuant to Treasury regulations under Code section 414(o). An entity shall be considered an Affiliated Employer only with respect to such period as the relationship described in the preceding sentence exists.

1.5	Benefits Advisory Committee. The committee established by the Board of Directors to serve as the Committee.

1.6	Board of Directors. The Board of Directors (or other managing body) of American Greetings Corporation or any committee to which the Board of Directors has delegated its authority to act on behalf of the Board of Directors with respect to this Plan.

1.7	Break in Service. A Plan Year during which an Employee does not have more than five hundred (500) Hours of Service.

1.8	Catch-up Contributions. The portion of a Participant’s Compensation that is reduced and contributed to the Plan by the Company as provided in Section 3.5.

1.9	Code. The Internal Revenue Code of 1986, as amended.

1.10	Committee. The Benefits Advisory Committee (or its delegate).

1.11	Company. American Greetings Corporation, and any successor employer, whether by merger, purchase of assets or otherwise, that adopts the Plan, and, unless otherwise excluded on Schedule A, each Affiliated Employer. When used with reference to an Employee or Participant, the term shall mean the company employing the Employee or Participant.

1.12	Compensation.

(a)

Definition for ACP and ADP Testing. For purposes of determining the Actual Contribution Percentage and the Actual Deferral Percentage, “Compensation” includes all amounts paid or payable by the Company that are gross income, including salary, wages, commissions, overtime, bonus, short term disability, and the value of fringe benefits included in gross income. Compensation also includes amounts that are excluded from gross income as elective deferrals to a 401(k) plan (pursuant to Code section 402(g)(3)), contributions made at the Employee’s election to a cafeteria plan (pursuant to Code section 125), and salary reductions for qualified transportation fringe benefits (pursuant to Code section 134(f)(4)). Except as otherwise set forth herein, Compensation includes only the amount paid or payable by the Company (i.e., compensation does not include amounts paid by a state or government instrumentality (including short term disability payments from such entities), or amounts paid by insurance companies (including long term disability payments)) to an Employee for that portion of the Plan Year that the Employee is eligible for the applicable benefit. Compensation does not include any other amounts that a Participant receives under this Plan or any other employee welfare benefit plan. Notwithstanding any other provision of this Plan to the contrary, the Compensation of each Participant taken into account under this Plan for any Plan Year shall not exceed the annual compensation limit under Code section 401(a)(17) for such Plan Year (for 2010, $245,000).

For Plan Years beginning on or after January 1, 2008, if a Participant has a Termination of Employment, Compensation will include the following amounts received by the Participant after his Termination of Employment but prior to the later of the end of the Plan Year in which his Termination of Employment occurred or 2 1/2 months after his Termination of Employment with the Company maintaining the Plan:

(i)	payment of regular compensation for services rendered during the Participant’s regular working hours, or compensation for services outside his regular hours (such as overtime or shift differentials), bonuses, or other similar payments, that would have been paid to the Participant before his Termination of Employment had he continued in employment with the Company maintaining the Plan;

(ii)	payments for unused accrued bona fide sick, vacation, or other leave, but only if (1) the Participant would have been able to use the leave had he not had a Termination of Employment and (2) the payments would have been included in the definition of Compensation if they had been paid before the Participant’s Termination of Employment; and

(iii)	payments pursuant to a nonqualified unfunded deferred compensation plan that would have been paid to the Participant at the same time had he not had a Termination of Employment and are includible in the Participant’s gross income.

For purposes of the above, the determination of whether there has been a Termination of Employment with the Company maintaining the Plan shall be determined in the manner described in Treasury Regulation Section 1.401(k)-(d)(2) and the term Company will include all members in the

Affiliated Employer (taking into account the modification under Code section 415(h)).

Notwithstanding the foregoing, effective January 1, 2009, if a Participant does not perform services for the Company by reason of a period of Qualified Military Service (as defined under USERRA) in excess of 30 (thirty) days, Compensation will include salary make-up payments received after the date he no longer performs services for the Company; provided, that such payments do not exceed the amounts he would have received had he continued to perform services for the Company. Additionally, if a Participant does not perform services for the Company by reason of a total and permanent disability as defined in Code section 22(e)(3), Compensation will include compensation received during such period of total and permanent disability.

(b)	Definition for Elective Deferrals and Other Contributions. For purposes of Elective Deferrals, Catch-up Contributions, and reemployment after Qualified Military Service, “Compensation” has the same definition as set forth in Section 1.12(a), but does not include commissions, the value of fringe benefits that are includable in the Participant’s gross income, income from the exercise of stock options, and/or the vesting of equity awards, nonqualified deferred compensation and all post-severance amounts and the post-severance amounts described in subsections (a)(i), (a)(ii), and (a)(iii) above and the payments to disabled Participants and Participants in Qualified Military Service described in the last paragraph of Section 1.12(a).

(c)	Definition for Matching Contributions. For purposes of Matching Contributions, “Compensation” has the same definition as set forth in Section 1.12(a), but “Compensation” includes amounts paid to a Participant for the entire Plan Year and does not include commissions, the value of fringe benefits that are includable in the Employee’s gross income, income from the exercise of stock options, and/or the vesting of equity awards, nonqualified deferred compensation and the post-severance amounts described in subsections (a)(i), (a)(ii), and (a)(iii) above and the payments described to disabled Participants and Participants in Qualified Military Service described in the last paragraph of such Section 1.12(a).

(d)	Definition for Profit Sharing Contributions. For purposes of Profit Sharing Contributions, “Compensation” has the same definition as set forth in Section 1.12(a), but does not include income from the exercise of stock options, and/or the vesting of equity awards, and nonqualified deferred compensation.

(e)

Definition for Highly Compensated Employee Status, Annual Limit, and Top-Heavy Determination. For purposes of determining who is a Highly Compensated Employee or a Leased Employee, applying the Annual Limit, and determining Top-Heavy Status, “Compensation” includes the Participant’s earnings, wages, salaries, and fees for professional services and other amounts received (whether or not paid in cash) for personal services actually rendered in the course of employment with the Company, but only to the extent that the amounts are includable in gross income. Compensation includes, but is not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, reimbursements, and expense allowances under a nonaccountable plan (i.e., a reimbursement or expense allowance arrangement that does not require expenses to have a business connection, to be adequately accounted for to the employer within a reasonable period of time, and to be returned to the employer within a reasonable period of time if they are excess reimbursements). Compensation also includes amounts that are excluded from gross income as elective deferrals to a 401(k) plan (pursuant to Code section 402(g)(3)), contributions made at the Employee’s election to a cafeteria plan (pursuant to Code section 125), and salary reductions for qualified transportation fringe benefits (pursuant to Code section 134(f)(4)). Effective for Plan Years beginning on or after January 1, 2008, Compensation includes the post-severance amounts described in subsections (a)(i), (a)(ii), and (a)(iii) above and the payments described to disabled Participants and Participants in Qualified Military Service described in the last paragraph of such Section 1.12(a). Compensation does not include:

(i)	Company contributions to a plan of deferred compensation that are not includable in the Employee’s gross income for the taxable year the contributions are contributed;

(ii)	Any distributions from a plan of deferred compensation (except that amounts received from a nonqualified, unfunded plan of deferred compensation may be considered compensation for the year they are includable in the gross income of the Employee);

(iii)	Amounts realized from the exercise of a nonqualified stock option, vesting of equity awards or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(iv)	Amounts realized from the sale, exchange, or other disposition of stock acquired under a qualified stock option; and

(v)	Other amounts that receive special tax benefits, such as premiums for group-term life insurance (but only to the extent not includable in the gross income of the Employee and are not salary reduction amounts described in Code section 125).

For any given Plan Year, Compensation only includes amounts actually paid or made available to the Employee during such Plan Year.

1.13	Computation Period. Each twelve (12)-consecutive-month period that begins on an Employee’s Employment Commencement Date and anniversaries thereof; provided,

however, that for an Employee whose prior Years of Eligibility Service are not taken into account after a Break in Service in accordance with Section 2.1(c), “Computation Period” shall mean each twelve (12)-consecutive-month period that begins on the Employee’s Reemployment Commencement Date and anniversaries thereof.

1.14	Disability or Disabled. A physical or mental condition of a Participant that arises after the date the Participant first becomes a Participant and causes the Participant to be entitled to disability benefits under the Company’s long term disability plan if the Participant is eligible for such plan, or if the Participant is not eligible for such plan, under the federal Social Security Act.

1.15	Effective Date. The effective date of this amended and restated Plan is January 1, 2011. The original effective date of the Plan is March 1, 1949.

1.16	Elective Deferral Contribution. The portion of a Participant’s Compensation that is reduced in consideration for a contribution to the Plan by the Company as provided in Sections 3.1(a) – (c).

1.17	Eligible Employee. An Employee of the Company who is not within any of the following categories of exclusion from eligibility:

(a)	an Employee whose employment is the subject matter of a collective bargaining agreement between employee representatives and the Company, unless such collective bargaining agreement expressly provides that such person is eligible for participation in the Plan;

(b)	a nonresident alien who receives no earned income (within the meaning of Code section 911(d)(2)) from the Company that constitutes income from sources within the United States (within the meaning of Code section 861(a)(3));

(c)	an individual who is classified in the Company’s payroll system as group class 15 with location code 0133 and group class 41 with location code 0133, which include merchandisers and territory leads;

(d)	a Leased Employee; and

(e)	an individual whom the Company classifies as an independent contractor (regardless of the individual’s employment status under applicable law).

1.18	Employee. Any individual on the payroll of the Company whose wages from the Company are subject to withholding for the purposes of federal income taxes and the Federal Insurance Contributions Act. A Leased Employee shall be deemed to be an Employee.

1.19	Employment Commencement Date. With respect to any person, the first date on which that person performs an Hour of Service.

1.20	ERISA. The Employee Retirement Income Security Act of 1974, as amended.

1.21	Former Participant. Any individual who is no longer a Participant but who continues to have an Account in the Plan.

1.22	Highly Compensated Employee.

(a)	For purposes of this Section, the following definitions and rules of interpretation shall apply:

(i)	The determination year is the Plan Year for which the determination of who is highly compensated is being made.

(ii)	The lookback year is the twelve (12)-month period immediately preceding the determination year.

(b)	The term “Highly Compensated Employee” shall mean any Employee of the Company or an Affiliated Employer who:

(i)	owned more than five percent (5%) of the Company or an Affiliated Employer (including any ownership attributable from a related party under Code section 318) at any time during the determination year or the lookback year, or

(ii)	had Compensation in excess of one hundred ten thousand dollars ($110,000) (as adjusted pursuant to Code section 414(q)(1)) during the lookback year and was in the top-paid group of Employees for the lookback year. The top-paid group of Employees is the group comprised of the top twenty percent (20%) of Employees when ranked on the basis of Compensation paid during the lookback year and determined in accordance with Code section 414(q).

1.23	Hour of Service. “Hour of Service” means:

(a)	Each hour for which an Employee is paid or entitled to payment by the Company or an Affiliated Employer for the performance of duties;

(b)	Each hour for which an Employee is paid or entitled to payment by the Company or an Affiliated Employer (for reasons such as vacation, sickness or disability) other than for the performance of duties. No more than five hundred and one (501) Hours of Service shall be credited under this paragraph to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period). No credit shall be given for hours for which no duties are performed but for which payment by the Company or Affiliated Employer is made or due under a plan maintained solely for the purpose of complying with applicable workers’ compensation, unemployment compensation or disability insurance laws, or where payment solely reimburses an Employee for medical or medically related expenses incurred by the Employee;

(c)	Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company or Affiliated Employer. The same Hours of Service shall not be credited both under Section 1.22(a) or Section 1.22(b), as the case may be, and under this Section 1.22(c). Hours under this Section 1.22(c) shall be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made;

(d)	For purposes of Sections 1.22(a) – (c) above, the Committee shall determine the Hours of Service for each Employee on the basis of actual hours for which an Employee is paid or entitled to payment; provided, however, that when adequate records are not available for tabulating actual hours worked, an Employee shall be credited with one hundred and ninety (190) hours for each month in which the Employee is paid, or entitled to be paid, for at least one (1) hour for the performance of duties for the Company or an Affiliated Employer; and

(e)	Hour of Service shall also include Qualified Military Service, or such additional or other periods as are granted by the Company or an Affiliated Employer as military leave; provided, that the Employee returns to employment within ninety (90) days of the end of his military leave (or such longer period of time as his reemployment rights are protected by law). Hours under this paragraph shall be credited on the basis of the lesser of (i) a forty (40) hour work week or applicable pro rata portion thereof or (ii) the Employee’s customarily scheduled work week or applicable pro rata portion thereof. The same Hours of Service shall not be credited under Sections 1.22(a) – (c) above, as the case may be, and under this paragraph.

1.24	Investment Committee. The committee selected by the Board of Directors (or its delegate) to serve as the named fiduciary for investment and control of Plan assets under Section 9.1. Unless a separate such committee is designated, the Committee shall be deemed the Investment Committee.

1.25	Investment Fund. The funds referred to in Section 5 hereof for the investment and reinvestment of a Participant’s share of contributions and assets held under the Plan, sometimes also referred to as “Fund” or “Funds.”

1.26	Leased Employee.

(a)	A Leased Employee is any person who provides services to the Company if:

(i)	Such services are provided pursuant to an agreement between the Company and any other person (“leasing organization”);

(ii)	Such services are performed under the primary direction or control of the Company; and

(iii)	The Company classifies such person as a Leased Employee (regardless of the individual’s employment status under applicable law).

(b)	If a Leased Employee who has provided services to the Company on a substantially full-time basis for a period of at least one (1) year, ceases to provide services pursuant to an agreement between the Company and a leasing organization but continues to work under the direction of the Company, and the Company reclassifies the Leased Employee as an Employee, such Employee shall receive credit for purposes of eligibility and vesting for the entire period for which he has performed services for the Company, except as provided in Section 1.25(c).

(c)	Any person whom the Company classifies as a Leased Employee shall not receive credit for eligibility and vesting purposes under this Plan for his period as a Leased Employee if the number of persons who the Company classifies as Leased Employees constitute less than twenty percent (20%) of the Company’s non-highly compensated work force within the meaning of Code section 414(n)(5)(C)(ii) (which includes the aggregate Non-Highly Compensated Employees who provided services for the Company as a substantial full-time basis for at least one (1) year and who are Leased Employees of the Company) and if such person is covered by a money purchase pension plan maintained by the leasing organization providing: (i) a nonintegrated employer contribution rate of at least ten percent (10%) of Compensation; (ii) immediate participation for each employee of the leasing organization (other than employees who perform substantially all of their services for the leasing organization); and (iii) full and immediate vesting.

1.27	Limitation Year. The Plan Year.

1.28	Matching Contribution. The Company contribution as provided in Section 3.2.

1.29	Nondeductible Voluntary Employee Contribution. The contribution made prior to January 1, 1987 under Section 3.8.

1.30	Non-Highly Compensated Employee. Any Employee who is not a Highly Compensated Employee.

1.31	Normal Retirement Date. The date a Participant attains age sixty-five (65). For an Employee who becomes a Participant after the Employee’s sixty-fifth (65th) birthday, the Normal Retirement Date shall be the day the Employee becomes a Participant.

1.32	Participant. Any Eligible Employee who has commenced participation in the Plan in accordance with the provisions of Section 2. The term “Participant” shall also include, exclusively for purposes of Articles 5, 6, 7, 8, 9, 10 and 11, any Former Participant and any individual who maintains an Account in the Plan, but who is not actively contributing or receiving contributions in the Plan.

1.33	Plan. The American Greetings Retirement Profit Sharing and Savings Plan as set forth in this document and as amended from time to time.

1.34	Plan Year. The calendar year.

1.35	Profit Sharing Contribution. The contribution made by the Company under Section 3.3.

1.36	Qualified Matching Contribution. The contribution made by the Company under Section 3.2(c)(i).

1.37	Qualified Military Service. Any service in the uniformed services (as defined in chapter 43 of title 38 of the United States Code) where the Participant’s right to reemployment is protected by law.

1.38	Qualified Nonelective Contribution. The contribution made by the Company under Section 3.1(f)(i).

1.39	Reemployment Commencement Date. With respect to any person, the first date following a Break in Service on which that person performs an Hour of Service.

1.40	Rollover Contribution. The contribution made in the form of a qualified rollover contribution from a qualified retirement plan under Section 3.6.

1.41	Roth Contribution. The portion of a Participant’s Compensation that is reduced in consideration for a contribution to the Plan by the Company as provided in Section 3.1(d).

1.42	Roth Rollover Contribution. The contribution made in the form of a qualified rollover distribution attributable to Roth Contributions from a qualified retirement plan under Section 3.6.

1.43	Salary Reduction Agreement. An agreement between a Participant and the Company whereby the Participant elects that each payroll period the Participant’s Compensation will be reduced as provided in Section 3.1, and if applicable, Section 3.5, in consideration for contributions by the Company to the Plan equal to such reduction as Elective Deferral Contributions, Roth Contributions, or Catch-up Contributions, as designated by the Participant. Such Salary Reduction Agreement shall be submitted in such form and shall be filed in such manner and at such time as the Committee may prescribe (including by electronic means).

1.44	Spouse. A Spouse defined under the federal Defense of Marriage Act or any superseding federal law that applies for purposes of ERISA. The term “Spouse” shall also include a former Spouse of a Participant to the extent required by a qualified domestic relations order (within the meaning of Section 414(p) of the Code). This definition is intended to clarify how the term “Spouse” has been applied for Plan purposes and applies to all Participants, including Participants whose employment with the Company and all Affiliated Companies previously terminated. Any reference herein to a “married” Participant means a Participant who has a Spouse.

1.45	Termination of Employment.

(a)	The discharge of an Employee by the Company, whether or not for cause and whether or not justified,

(b)	a statement made by an Employee to the Company that he is quitting followed by the Employee’s failure to report to work, or

(c)	the unexplained failure of an Employee to report to work when expected to report.

1.46	Trust Agreement. The agreement entered into pursuant to Section 10 between American Greetings Corporation and the Trustee.

1.47	Trust. The fund established by the Trust Agreement.

1.48	Trustee. The person(s) and/or bank or trust company named as Trustee in the Trust and any successors thereto.

1.49	USERRA. The Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

1.50	Valuation Date. Each business day of the Plan Year that the New York Stock Exchange is open for trading.

1.51	Year of Eligibility Service. For each Eligible Employee who is regularly scheduled to work at least one thousand (1,000) Hours of Service in a calendar year, a Year of Eligibility Service shall be credited on such date when the Employee has completed twelve (12) months of service. For each other Eligible Employee who is not regularly scheduled to work at least one thousand (1,000) Hours of Service, a Year of Eligibility Service shall be credited when the Employee has completed at least one thousand (1,000) Hours of Service within a Computation Period.

1.52	Year of Service. A Plan Year during which an Employee has completed at least one thousand (1,000) Hours of Service.

SECTION 2

PARTICIPATION

2.1	Commencement of Participation. All Eligible Employees participating in the Plan prior to the Plan’s restatement shall continue to participate, subject to the terms hereof.

(a)

For Purposes of Elective Deferrals and Roth Contributions. Each other Eligible Employee who is regularly scheduled to work at least one thousand (1,000) Hours of Service per year shall become a Participant in the Plan for purposes of being eligible to make Elective Deferral Contributions and Roth Contributions under Section 3.1 as of his Employment Commencement Date. Each other Eligible Employee who is not regularly scheduled to work at least one thousand (1,000) Hours of Service per year shall become a Participant in the Plan for purposes of being eligible to make Elective Deferral Contributions and Roth Contributions under Section 3.1 as of the first day of the fifth (5th) month following his completion of one (1) Year of Eligibility Service.

(b)	For Purposes of Matching Contributions. Each other Eligible Employee shall become a Participant under the Plan, for purposes of being eligible to share in any Matching Contributions under Section 3.2, as soon as administratively practical following the Eligible Employee’s completion of one (1) Year of Eligibility Service.

Notwithstanding the preceding, effective as of January 1, 2011, each Eligible Employee who makes Elective Deferrals or Roth Contributions in accordance with Section 2.1(a) shall become a Participant in the Plan for purposes of being eligible to share in any Matching Contributions under Section 3.2 made on or after the date the Eligible Employee elects to make Elective Deferrals to the Plan, as described in Section 2.1(a). Any Employee who becomes an Eligible Employee on or after January 1, 2011 shall not be eligible to receive Matching Contributions, if any, paid during 2011 for the 2010 Plan Year.

(c)	For Purposes of Profit Sharing Contributions. Each other Eligible Employee shall become a Participant under the Plan, for purposes of being eligible to share in any Profit Sharing Contributions under Section 3.3, as soon as administratively practical following the Eligible Employee’s completion of two (2) Years of Eligibility Service. If an Eligible Employee incurs a Break in Service before completing two (2) Years of Eligibility Service, then the Eligible Employee’s service before the Break in Service shall not be counted in determining his eligibility to participate in the profit sharing portion of the Plan.

Notwithstanding the preceding, effective as of January 1, 2011, each Eligible Employee shall become a Participant under the Plan, for purposes of being eligible to share in any Profit Sharing Contributions under Section 3.3 once the Employee satisfies the eligibility requirements set forth in Section 2.1(a) of the Plan. Any Employee who becomes an Eligible Employee on or after January 1,

2011 shall not be eligible to receive Profit Sharing Contributions, if any, paid during 2011 for the 2010 Plan Year.

Obligation of Participant. When an Employee becomes eligible to participate, and thereafter from time to time, the Committee may require the Employee to furnish such information in a form prescribed by the Committee as may be reasonably required for the administration of the Plan, including beneficiary designation forms, evidence of age and marital status, Salary Reduction Agreements, etc. If a Participant does not comply with any such reasonable requirements, then none of the Committee, the Company, the Trustee, nor any other person, shall be obligated to administer the Plan for such Participant until such information is properly furnished, and no such person shall incur liability to such Participant or his beneficiary to the extent that any intended Plan benefit has not been obtained or is not available because of the Participant’s or beneficiary’s failure to furnish such information.

2.2	Termination of Participation. Participation in the Plan continues until a Participant’s retirement, death, or Termination of Employment. A Participant whose participation would otherwise terminate under the preceding sentence may remain a Participant for the limited purposes of investment allocation under Section 5 and distributions under Section 6. Unless and until a Participant again becomes an Eligible Employee, such Participant shall not be eligible for the contributions made pursuant to Section 3.

2.3	Reemployment After Termination of Employment. A Former Participant who is reemployed shall immediately recommence participation in the Plan effective on the date he again becomes an Eligible Employee and completes an Hour of Service; provided, that such Former Participant is reemployed in employment described in Section 1.16.

2.4	Change In Employment Status.

(a)	In the event a person employed by the Company does not initially meet the definition of an Eligible Employee, but later meets the definition of an Eligible Employee, such person shall become a Participant in accordance with the provisions of Section 2.1. In determining such person’s eligibility, he shall be credited with all Hours of Service as an Employee on the payroll of the Company or an Affiliated Employer, even though such person did not meet the definition of an Eligible Employee during some or all of such period; provided, that such Employee is not classified by the Company as an independent contractor (regardless of his employment status under applicable law).

(b)

A Participant who ceases to meet the definition of an Eligible Employee shall not be considered as terminating participation in the Plan. During the period the Participant does not meet the definition of an Eligible Employee, but is still employed by the Company, (i) no further contributions shall be made by or on behalf of the Participant, (ii) earnings and losses shall continue to be allocated to the Participant’s Accounts as provided in Section 5, and (iii) Hours of Service shall continue to be credited to the Participant. Notwithstanding the preceding to the contrary, any Participant whose employment becomes the subject matter of a collective bargaining agreement between employee representatives and the Company shall continue to be a Participant in the Plan only if such collective bargaining agreement expressly provides that such person is eligible for continued participation in the Plan.

2.5	Plan Mergers and Asset Transfers. Individuals who have account balances in the Plan due to an asset transfer or plan merger with and into the Plan, but who do not commence participation in the Plan in accordance with Section 2.1 shall be Participants in the Plan for the limited purpose of investment allocation under Section 5 and distributions under Section 6. Such individuals shall also be subject to the following provisions of the Plan: Section 7 (Amendments and Termination), Section 8 (Claims), Section 9 (Administration), and Section 11 (Miscellaneous).

SECTION 3

CONTRIBUTIONS

3.1	Elective Deferrals.

(a)	Elective Deferral Contributions. The Company will contribute to a Participant’s Elective Deferral Contribution Account an amount equal to the Participant’s payroll reduction election made pursuant to his Salary Reduction Agreement with the Company. Such election shall be a whole percentage of the Participant’s Compensation from one percent (1%) up to a maximum of fifty percent (50%) or such other amount as may be permitted by the Committee from time to time. The Company’s resulting contribution under this Section 3.1(a) (including automatic contributions under Section 3.1(b) or Section 3.1(c) that are deemed to have been made pursuant to this subsection(a)) and Section 3.1(d), if applicable, in the aggregate shall not exceed the annual limit under Code section 402(g) for the Participant’s taxable year. Any amount that cannot be credited to the Participant’s Elective Deferral Contribution Account due to the foregoing limit shall be distributed to the Participant in cash. Any distribution of Elective Deferral Contributions shall include income allocable to such deferrals for the Plan Year and no income or loss shall be allocable to excess Elective Deferral Contributions for the period between the end of the Plan Year and the date of distribution (the “gap period”).

(b)	Automatic Elective Deferral Contributions Prior to November 1, 2007. Each Eligible Employee who becomes a Participant at the time of hire (or, in the case of a reemployed Eligible Employee, at the time of rehire) and who does not make an affirmative election to defer (or not to defer) a portion of his Compensation to the Plan pursuant to Section 3.1(a) shall be deemed to have made an election pursuant to Section 3.1(a) to reduce his Compensation by three percent (3%) for each payroll period after he becomes a Participant in the Plan, but this deemed election shall not be effective earlier than thirty (30) days after the Company provides the Eligible Employee with notice of the deemed election. The preceding sentence shall not apply to Employees who are moving from an ineligible position to an eligible position. Contributions made pursuant to this deemed election shall be contributed to the Participant’s Elective Deferral Contribution Account. This deemed election shall cease to apply to a Participant who makes an affirmative election not to have such contributions made or to have contributions made at a specified level.

(c)	Automatic Elective Deferral Contributions On or After November 1, 2007. Each Eligible Employee who is a Participant on or after November 1, 2007 and has not made an affirmative election to defer (or not to defer) a portion of his Compensation to the Plan pursuant to Section 3.1(a) shall be deemed to have made an election pursuant to Section 3.1(a) to reduce his Compensation by:

(i)	three percent (3%) for each payroll period within the period beginning with the date with respect to which the first Elective Contribution is made with respect to such Participant and ending on May 31 of the Plan Year following the Participant’s first full Plan Year of participation;

(ii)	after the period described in Section 3.1(c)(i), four percent (4%) for each payroll period within the first succeeding twelve (12)-month period beginning on June 1 and ending on the May 31;

(iii)	after the period described in Section 3.1(c)(ii), five percent (5%) for each payroll period within the next succeeding twelve (12)-month period beginning June 1 and ending May 31;

(iv)	after the period described in Section 3.1(c)(iii), six percent (6%) for each subsequent payroll period (effective January 1, 2011, for each payroll period within the next succeeding twelve (12)-month period beginning June 1 and ending May 31);

(v)	effective January 1, 2011, after the period described in Section 3.1(c)(iv), seven percent (7%) for each payroll period within the next succeeding twelve (12)-month period beginning June 1 and ending May 31; and

(vi)	effective January 1, 2011, after the period described in Section 3.1(c)(v), eight percent (8%) for each subsequent payroll period.

This deemed election shall not be effective earlier than thirty (30) days after the Company provides the Eligible Employee with notice of the deemed election. Contributions made pursuant to this deemed election shall be contributed to the Participant’s Elective Deferral Contribution Account. This deemed election shall cease to apply to a Participant who makes an affirmative election not to have such contributions made or to have contributions made at a specified level.

(d)	Roth Contributions. The Company will contribute to a Participant’s Roth Contribution Account an amount equal to the Participant’s payroll reduction election made pursuant to his Salary Reduction Agreement with the Company. Such election shall be a whole percentage of the Participant’s Compensation from one percent (1%) up to a maximum of fifty percent (50%) or such other amount as may be permitted by the Committee from time to time and shall be irrevocably designated as a Roth Contribution. Subject to Section 3.1(e) and other applicable limitations on contributions, Roth Contributions may be made in addition to or in lieu of Elective Deferral Contributions. The Company’s resulting contribution under Section 3.1(a), if applicable, and this Section 3.1(d) in the aggregate shall not exceed the annual limit under Code section 402(g) for the Participant’s taxable year.

(e)	Limitation. Elective Deferral Contributions and Roth Contributions for any Plan Year, taken together, must satisfy at least one (1) of the following tests, if applicable, found in Code section 401(k)(3):

(i)	The average of the Actual Deferral Percentages for all Highly Compensated Employees for the Plan Year does not exceed the product of one and one quarter (1.25) of the average of the Actual Deferral Percentages of all Non-Highly Compensated Employees for the preceding Plan Year; or

(ii)	The excess of the average of the Actual Deferral Percentages for Highly Compensated Employees for the Plan Year over the average of the Actual Deferral Percentages for Non-Highly Compensated Employees for the preceding Plan Year is not more than two (2) percentage points, and the average of the Actual Deferral Percentages for the Highly Compensated Employees for the Plan Year does not exceed twice the average of the Actual Deferral Percentages for the Non-Highly Compensated Employees for the preceding Plan Year.

For purposes of the foregoing, only those Highly Compensated Employees and Non-Highly Compensated Employees who are Participants in the Plan are taken into account. The Actual Deferral Percentage of any Participant who elects not to make any salary deferral contributions shall be zero (0).

Notwithstanding the foregoing, in performing the tests set forth in this Section 3.1(e), the Company has elected to use the average Actual Deferral Percentage for all active Participants who are Non-Highly Compensated Employees for the current Plan Year; provided, further, that the Company may elect to change this election in accordance with any requirements established by the Secretary of the Treasury pursuant to Treasury Regulations Section 1.401(k)-2(c)(1).

(f)	Satisfaction of the Limitation. If at least one of the tests in Section 3.1(e) above is not satisfied for a Plan Year, the Company may, in its absolute discretion, either make a Qualified Nonelective Contribution to the Plan under Section 3.1(f)(i) below, or reduce and distribute the Highly Compensated Employees’ excess contributions under Section 3.1(f)(ii) below. Alternatively, effective January 1, 2004 and subject to Section 3.1(a) above, the Committee may, in its sole discretion, impose a uniform limitation on Elective Deferral Contributions made by Highly Compensated Employees in order to satisfy the tests in Section 3.1(e) above.

(i)

Qualified Nonelective Contribution. If the tests in Section 3.1(e) above are not satisfied, the Company may make a contribution to the Qualified Nonelective Contribution Account of each Non-Highly Compensated Employee on whose behalf an Elective Deferral Contribution and Roth Contribution was made for the Plan Year. The contribution to such Non-Highly Compensated Employee’s account will be equal to the ratio that such Non-Highly Compensated Employee’s Compensation for the Plan Year bears to the total Compensation of all Participants who are Non-Highly Compensated Employees on whose behalf an Elective Deferral

Contribution or Roth Contribution was made for the Plan Year. Such contributions shall be allocated at any time during the Plan Year but no later than twelve (12) months after the close of the Plan Year for which such contributions are made.

(ii)	Distribution of Excess Contribution. The Committee may distribute after the close of the applicable Plan Year but before the close of the following Plan Year to the affected Highly Compensated Employees the amount of the Excess Contributions for such Plan Year (and any income or loss allocable to such Contributions for the Plan Year) if, for any Plan Year, the Actual Deferral Percentage for Highly Compensated Employees is more than the amount permitted under Section 3.1(e) above, provided that the Committee shall make such distribution as soon as practicable after determining the amount of Excess Contributions.

For this purpose, “Excess Contributions” means, with respect to a Plan Year, the excess of the aggregate amount of Elective Deferral Contributions and Roth Contributions actually contributed on behalf of Highly Compensated Employees for such Plan Year, over the maximum amount of such contributions permitted under Section 3.1(e)(i) or Section 3.1(e)(ii). No income or loss shall be allocable to Excess Contributions for the period between the end of the Plan Year in which the Excess Contributions were made to the Plan and the date of distribution of the Excess Contributions (the “gap period”). The Excess Contributions shall be distributed as follows: The Committee shall (i) determine the amount by which the Actual Deferral Percentage for the Highly Compensated Employee or Employees with the highest Actual Deferral Percentage for the Plan Year would need to be reduced to comply with the limit in Section 3.1(e), (ii) convert the excess percentage amount determined under clause (i) into a dollar amount, and (iii) reduce the Elective Deferral Contributions of the Highly Compensated Employee or Employees with the greatest dollar amount of Elective Deferral Contributions by the lesser of (A) the amount by which the Highly Compensated Employee’s Elective Deferral Contributions exceeds the Elective Deferral Contributions of the Highly Compensated Employee with the next highest dollar amount of Elective Deferral Contributions, or (B) the amount of the excess dollar amount determined under clause (ii). This process shall be repeated until the Elective Deferral Contributions of Highly Compensated Employees have been reduced by an amount equal to the excess dollar amount determined under clause (ii).

Notwithstanding the foregoing, if a Participant to whom Excess Contributions are to be returned under this Section 3.1(f)(ii) would otherwise have been eligible to make Catch-up Contributions, excess contributions shall be recharacterized as Catch-up Contributions to the extent permitted under Section 3.5 in lieu of being returned to such Participant.

In the case of a distribution of Excess Contributions described in this Section 3.1(f)(ii), to the extent the Participant made both Elective Deferral Contributions and Roth Contributions during the Plan Year to which such Excess Contributions relate, the Participant may make an election regarding whether the excess amount to be distributed shall be comprised of Elective Deferral Contributions and/or Roth Contributions. In the absence of such election, the Plan will distribute Elective Deferral Contributions first.

3.2	Matching Contributions.

(a)	Matching Contributions. The Company may, in its discretion, contribute to the Matching Contribution Account of a Participant who is otherwise eligible for a Matching Contribution an amount equal to forty percent (40%) of such Participant’s Elective Deferral Contributions and/or Roth Contributions, up to and not exceeding six percent (6%) of the Participant’s Compensation. For purposes of clarity, the maximum amount of a Matching Contribution shall be forty percent (40%) of six percent (6%) of Compensation, which is a maximum of two and four tenths percent (2.4%) of Compensation. A Participant is entitled to a Matching Contribution if the Participant has met the requirements of Section 2.1(b), the Participant has completed a Year of Service in the Plan Year for which the Matching Contribution, if any, is made, and the Participant is employed on the last day of the Plan Year for which the Matching Contribution is made. Effective January 1, 2011, a Participant is entitled to a Matching Contribution if the Participant has met the requirements of Section 2.1(b) and the Participant is employed on the last day of the Plan Year for which the Matching Contribution is made.

(i)	The Company shall not match any amounts contributed by the Participant as Catch-up Contributions under Section 3.5. Additionally, any Catch-up Contributions that are reclassified if a Participant does not meet the limits required to make Catch-up Contributions during a Plan Year shall not be matched.

(ii)	The Company shall not match any amounts contributed by the Participant above six percent (6%) of Compensation.

(b)	Annual Limit on Matching Contributions Based on Participant’s Actual Contribution Percentage. Pursuant to Code section 401(m)(2), the average of the Actual Contribution Percentages for the Plan Year for the Highly Compensated Employees shall not exceed the greater of (i) or (ii) as follows:

(i)	The average of the Actual Contribution Percentages for the Non-Highly Compensated Employees for the preceding Plan Year multiplied by one and one-quarter (1.25); or

(ii)	The average of the Actual Contribution Percentages for the Non-Highly Compensated Employees for the preceding Plan Year multiplied by two (2); subject, however, to the additional limitation that the average of the Actual Contribution Percentages for the Highly Compensated Employees for the Plan Year may not exceed the average of the Actual Contribution Percentages for the Non-Highly Compensated Employees for the preceding Plan Year by more than two (2) percentage points.

For purposes of the foregoing, only those Highly Compensated Employees and Non-Highly Compensated Employees who are Participants in the Plan are taken into account. The Actual Contribution Percentage of any Participant who elects not to make any Participant contributions and is not eligible for a Matching Contribution because he elects not to make any Elective Deferral Contributions or Roth Contributions shall be zero (0).

Notwithstanding the foregoing, in performing the tests set forth in this Section 3.2(b), the Company has elected to use the average Contribution Percentage for all active Participants who are Non-Highly Compensated Employees for the current Plan Year; provided, further, that the Company may elect to change this election in accordance with any requirements established by the Secretary of the Treasury pursuant to Treasury Regulations Section 1.401(m)-2(c)(1).

(c)	Satisfaction of the Limitation. If at least one (1) of the tests in Section 3.2(b) above is not satisfied for a Plan Year, the Company may, in its absolute discretion, either make a Qualified Matching Contribution to the Plan under Section 3.2(c)(i) below, or reduce and distribute the Highly Compensated Employees’ Excess Matching Contributions under Section 3.2(c)(ii) and Section 3.2(c)(iii) below.

(i)	Qualified Matching Contribution. If the tests in Section 3.2(b) above are not satisfied, the Company may make a contribution to the Qualified Matching Contribution Account of each Non-Highly Compensated Employee on whose behalf an Elective Deferral Contribution or Roth Contribution was made for the Plan Year. The contribution to such Non-Highly Compensated Employee’s account will be equal to the ratio that such Non-Highly Compensated Employee’s Compensation for the Plan Year bears to the total Compensation of all Non-Highly Compensated Employees on whose behalf an Elective Deferral Contribution or Roth Contribution was made for the Plan Year. Notwithstanding the preceding to the contrary, the contribution shall be no greater than the lesser of (A) five percent (5%) of such Non-Highly Compensated Employee’s Compensation or (B) the maximum amount permitted in Code section 401(m) and regulations thereunder. The contribution shall be nonforfeitable when made and shall be distributed only in accordance with the distribution provisions applicable to Elective Deferral Contributions and Roth Contributions.

(ii)	Reduction of Excess Matching Contributions. Excess Matching Contributions shall be reduced as follows: The Committee shall (i) determine the amount by which the Actual Contribution Percentage for the Highly Compensated Employee or Employees with the highest Actual Contribution Percentage for the Plan Year would need to be reduced to comply with the limit in Section 3.2(b), (ii) convert the excess percentage amount determined under clause (i) into a dollar amount, and (iii) reduce the excess contributions of the Highly Compensated Employee or Employees with the greatest dollar amount of Matching Contributions by the lesser of (A) the amount by which the dollar amount of the affected Highly Compensated Employee’s Matching Contributions exceeds the dollar amount of the Matching Contributions of the Highly Compensated Employee with the next highest dollar amount of Matching Contributions or (B) the amount of the excess dollar amount determined under clause (ii). This process shall be repeated until the Matching Contributions of the Highly Compensated Employees has been reduced by an amount equal to the excess dollar amount determined under clause (ii). For this purpose, “Excess Matching Contributions” means with respect to a Plan Year, the excess of the aggregate amount of Matching Contributions actually paid over to the Trust on behalf of Highly Compensated Employees for such Plan Year, over the maximum amount of such contributions permitted under Section 3.2(b). No income or loss shall be allocable to Excess Matching Contributions for the period between the end of the Plan Year in which the Excess Matching Contributions were made to the Plan and the date of distribution of the Excess Matching Contributions (the “gap period”).

(iii)	Distribution of Excess Over Annual Limit. The Committee may distribute after the close of the applicable Plan Year but before the close of the following Plan Year to the affected Highly Compensated Employees the amount of the Excess Matching Contributions for such Plan Year (and any income or loss allocable to such Contributions for the Plan Year) if, for any Plan Year, the Actual Contribution Percentage for Highly Compensated Employees is more than the amount permitted under Section 3.2(b) above; provided, that the Committee shall make such distribution as soon as practicable after determining the amount of Excess Matching Contributions.

3.3	Profit Sharing Contributions.

(a)

At the discretion of the Company, the Company may make a Profit Sharing Contribution, in an amount to be determined by the Company, on behalf of eligible Participants for any Plan Year. Profit Sharing Contributions made by the Company pursuant to this Section 3.3 shall be allocated, as of the last day of the Plan Year for which such contribution is made, to the Profit Sharing Contribution Account of each eligible Participant in the proportion that such eligible Participant’s Compensation earned in the Plan Year after becoming eligible for the

Profit Sharing Contribution bears to the total Compensation for the Plan Year of all eligible Participants.

(b)	A Participant shall be eligible to share in the Profit Sharing Contribution, if any, for a Plan Year if the Participant has met the requirements of Section 2.1(c), has completed a Year of Service in the Plan Year for which the Profit Sharing Contribution is made, and is an Eligible Employee on the last day of the Plan Year for which the Profit Sharing Contribution is made. Effective January 1, 2011, a Participant shall be eligible to share in the Profit Sharing Contribution for a Plan Year if the Participant has met the requirements of Section 2.1(c) and is an Eligible Employee on the last day of the Plan Year for which the Profit Sharing Contribution is made.

(i)	For purposes of satisfying the employment requirement set forth in this Section 3.3(b), an Eligible Employee shall be credited with all employment with the Company or an Affiliated Employer, including any period of Qualified Military Service; provided, that the Employee returns to work with the Company or an Affiliated Employer following military service within the period during which his right to reemployment is protected by law.

(ii)	For any Plan Year in which the Plan is determined to be Top-Heavy, each Participant who is an Eligible Employee on the last day of the Plan Year shall be entitled to an allocation of the Profit Sharing Contribution as described in Section 3.3(a), regardless of whether such Eligible Employee has completed a Year of Service in such Plan Year.

(c)	Subject to Section 3.4(d), if a Participant is not entitled to the full Profit Sharing Contribution in Section 3.3 due to the Annual Limitation described in Section 3.4, the Profit Sharing Contribution for that Participant shall be reduced to the amount that the Participant is actually entitled to receive.

(d)	The Company’s Profit Sharing Contribution shall be made from the general assets of the Company without regard to the Company’s profits. Except as otherwise permitted by Code section 404, the Company’s Profit Sharing Contribution shall not exceed twenty five percent (25%) of the Compensation of all Participants in the Plan for the Plan Year for which the contribution is made.

3.4	Annual Limitation on Contributions.

(a)	Defined Contribution Limit. In no event shall the “annual additions” allocated on a Participant’s behalf for a Limitation Year under this Plan and under any other “defined contribution plan” (whether or not terminated) ever maintained by the Company and an Affiliated Employer (taking into account applicable provisions under Treasury Regulation Section 1.415(f)-1) or a predecessor employer (within the meaning of Treasury Regulation Sections 1.415(f)-1(c)(1) and (2) exceed the lesser of:

(i)	forty-nine thousand dollars ($49,000), as adjusted under Code section 415(d); or

(ii)	one hundred percent (100%) of the Participant’s Compensation.

(b)	Reallocating Excess Contributions. If the limitation in Section 3.4(a) is exceeded, the excess amount for the Plan Year shall be reallocated from the following Accounts, in the following order, until the limit is met. Such reductions shall be made under this Plan before reductions are made under any other defined contribution plan maintained by the Company.

(i)	Any Elective Deferral Contributions made under Sections 3.1(a) – (c) and any Roth Contributions under Section 3.1(d) during the Limitation Year and earnings thereon shall be distributed to the Participant by the close of the following Limitation Year. Participants who made Elective Deferral Contributions and Roth Contributions during the Plan Year to which excess contributions relate, may elect whether such excess amounts distributed will be comprised of Elective Deferral Contributions and/or Roth Contributions. In the absence of such election, the Plan will distribute Elective Deferral Contributions first.

(ii)	Any Matching Contributions made under Section 3.2 during the Plan Year and any earnings thereon shall be reallocated to the Matching Contribution Accounts of all other Participants as of the last day of the Plan Year, in the same ratio that Matching Contributions were made to such other Participants’ Matching Contribution Accounts for such Plan Year. If, after reallocating Matching Contributions pursuant to the preceding sentence, there remain amounts which cannot be reallocated because of the limitation in Section 3.4(a), such amounts shall used in the current Plan Year to pay Plan expenses or to pay for Matching Contributions and Profit Sharing Contributions in that Plan Year.

(iii)	Any Profit Sharing Contributions made under Section 3.3 during the Plan Year and any earnings thereon shall be allocated to eligible Participants’ Profit Sharing Contribution Accounts for such Plan Year. If, after reallocating the Profit Sharing Contributions pursuant to the preceding sentence, there remain amounts which cannot be reallocated because of the limitation in Section 3.4(a), such amounts shall be used in the current Plan Year to pay Plan expenses or to pay for Matching Contributions and Profit Sharing Contributions in that Plan Year.

Notwithstanding any provision in this Section 3.4 to the contrary, effective for Limitation Years beginning on or after January 1, 2008, the method(s) for correcting any amount in excess of the annual limitation described in Section 3.4(a) above, are limited to those correction methods that are prescribed or permitted under the Internal Revenue Service’s Employee

Plans Compliance Resolution System or any other relevant guidance provided by the Internal Revenue Service.

(c)	No Exceeding 415 Limit. In no event shall the amount of any benefit or annuity determined under this Plan exceed the maximum benefit permitted under Code section 415.

(d)	Definitions. For purposes of this Section 3.4, the terms below are given the meanings set forth herein:

(i)	“Defined contribution plan” shall mean

(A)	a qualified defined contribution plan within the meaning of Code section 414(i) (including the portion treated as a defined contribution plan within the meaning of Code section 414(k) that is

(1)	qualified under Code section 401(a) and includes a tax exempt trust under Code section 501(a);

(2)	an annuity plan described in Code section 403(a); or

(3)	a simplified employee pension described in Code section 408(k).

(B)	Additionally, contributions made to any of the following arrangements are treated as contributions to a defined contribution plan:

(1)	mandatory employee contributions to a defined benefit plan;

(2)	contributions allocated to an individual medical benefit account plan defined in Code section 415(1)(2) which is part of a pension or annuity plan pursuant to Code section 401(h), except that the limitation described in (a)(ii) above shall not apply to an amount which pursuant to this subsection (d)(i)(B)(2) is treated as an annual addition to a defined contribution plan; and

(3)	amounts attributable to medical benefits allocated to a post-retirement medical account for a Key Employee pursuant to Code section 419A(d)(1), except that the limitation described in (a)(ii) above shall not apply to an amount which pursuant to this subsection (d)(i)(B)(3) is treated as an annual addition to a defined contribution plan.

(ii)	“Annual addition” shall mean aggregate of any contributions allocated to a Participant’s Elective Deferral Contribution Account (except Catch-up

Contributions), Roth Contribution Account, Matching Contribution Account, Profit Sharing Contribution Account, Qualified Nonelective Contribution Account, and Qualified Matching Contribution Account for any Limitation Year under this Plan (plus, if an Employee is a Participant in both this Plan and another defined contribution plan maintained by the Company or an Affiliated Employer, Company contributions, employee contributions and forfeitures allocated on behalf of such Participant under such other plan).

Excess Contributions and Excess Aggregate Contributions do not fail to be annual additions even if distributed pursuant to Sections 3.1(f)(ii) and 3.2(c)(ii). The following amounts under this Plan (and similar source amounts under any other defined contribution plan to which contributions are allocated on behalf of a Participant) shall not give rise to an annual addition: Catch-up Contributions made pursuant to Section 3.5, Elective Deferrals and/or Roth Contributions in excess of the limitation under Code section 402(g) if distributed pursuant to the provisions of Section 3.1(a), rollover contributions made pursuant to Section 3.6, Participant loan repayments, and any restorative payments described in Treasury Regulation Section 1.415(c)-1(b)(2)(ii)(C).

(iii)	“Affiliated Employer” has the meaning set forth in Section 1.4 except that for purposes of the provisions of this Section 3.4, the determination of whether an entity is an Affiliated Employer shall be made after applying the modifications required by Code section 414(h) to the percentage tests of Code sections 414(b) and 414(c), other than for purposes of determining whether two (2) or more organizations are a brother-sister group of trades or business under common control under the rules of Treasury Regulation Section 1.414(c)-2(c).

3.5	Catch-up Contributions. The Company will contribute Catch-up Contributions to a Participant’s Elective Deferral Contribution Account or Roth Contribution Account in an amount equal to the Participant’s payroll reduction election made pursuant to his Salary Reduction Agreement with the Company. Such election may only be made on or after the Plan Year in which a Participant attains age fifty (50), must specify that the contribution is a Catch-up Contribution and must specify whether the contribution should be allocated to the Elective Deferral Contribution Account or the Roth Contribution Account. Such election shall be in whole percentages from one percent (1%) up to a maximum of fifty percent (50%) or such other amount as may be permitted by the Committee from time to time. The Participant’s Catch-up Contributions shall not exceed the “applicable dollar amount” for the Plan Year. For purposes of the preceding sentence, the “applicable dollar amount” shall be as follows:

(a)	five thousand five hundred dollars ($5,500) for the Plan Year beginning on January 1, 2011; and

(b)	five thousand five hundred dollars ($5,500) or such larger amount as may be determined by the Secretary of the Treasury pursuant to Code section 414(v)(2)(C) for Plan Years beginning on or after January 1, 2011.

Such Catch-up Contributions shall not be taken into account for purposes of the limit on Elective Deferral Contributions and Roth Contributions under Section 3.1(e), the annual limit under Section 3.4(a), and the determination of whether the Plan is a Top-Heavy Plan under Section 12. For purposes of this Section 3.5, a Participant shall be deemed to have attained age fifty (50) if he is projected to turn age fifty (50) before the end of the Plan Year, whether or not he dies or terminates employment before reaching age fifty (50) during the Plan Year.

No amounts contributed as Catch-up Contributions under this Section 3.5 shall be eligible for Matching Contributions described under Section 3.2.

3.6	Rollover Contributions. The Committee may, within its sole discretion, allow an Eligible Employee to have deposited on his behalf a lump sum distribution received from:

(a)	a qualified plan described in Code section 401(a) or 403(a);

(b)	an annuity contract described in Code section 403(b);

(c)	an individual retirement account or annuity described in Code section 408(a) or 408(b) that is eligible to be rolled over and would otherwise be includable in gross income; or

(d)	an eligible deferred compensation plan described in Code section 457(b) which is maintained by a state, political subdivision of a state, or an agency or instrumentality of a state or political subdivision of a state.

Such deposits that are not attributable to Roth contributions shall be maintained in the Participant’s Rollover Contribution Account. Such deposits that are attributable to Roth contributions shall be maintained in the Participant’s Roth Rollover Contribution Account. Amounts contributed to a Participant’s Rollover Contribution Account, and Roth Rollover Contribution Account shall be subject to the other provisions of this Plan.

Effective as of April 1, 2010, a participant with an account balance under the Contempo Colours, Inc. 401(k) and Pension Plan (the “Contempo Colours Plan”) shall be permitted to roll over all or a portion of the value of his account balance, including any outstanding loan, under the Contempo Colours Plan in a single sum deposit into the Participant’s Rollover Contribution Account or Roth Rollover Contribution Account, as applicable, in accordance with the terms of this Section 3.6.

Effective as of January 1, 2011, a participant with an account balance under the PhotoWorks, Inc. 401(k) and Pension Plan (“the PhotoWorks Plan”) shall be permitted to roll over all or a portion of the value of his account balance under the PhotoWorks Plan in a single sum deposit into the Participant’s Rollover Contribution Account or Roth

Rollover Contribution Account, as applicable, in accordance with the terms of this Section 3.6.

3.7	Reemployment of Returning Veterans.

(a)	Retroactive Contributions. If a Participant is in Qualified Military Service and he returns to employment with the Company within ninety (90) days of the end of his military leave (or such longer period of time as his reemployment rights are protected by law) such Participant shall be entitled to the following:

(i)	The Participant may make Elective Deferral Contributions or Roth Contributions to the Plan and designate them to a particular Plan Year, or Plan Years, that he was in Qualified Military Service.

(ii)	To the extent the Participant makes contributions pursuant to Section 3.7(a)(i) above, the Company shall make Matching Contributions on such Elective Deferral Contributions or Roth Contribution in accordance with the terms of the Plan in effect during the designated Plan Year.

(iii)	To the extent that the Company makes Profit Sharing Contributions, the Company shall make a Profit Sharing Contribution on behalf of the Participant in accordance with the terms of the Plan in effect during the designated Plan Year.

The Participant shall be entitled to make the contributions described in Section 3.7(a)(i) above during the period which begins on the Participant’s reemployment date and ends upon the lesser of: (A) the product of three (3) and the number of whole years the Participant was engaged in Qualified Military Service or (B) five (5) years from the date of reemployment.

(b)	Limitations.

(i)	Contributions made pursuant to Section 3.7(a)(i) above shall not be taken into account in the Plan Year during which the contributions are made for purposes of determining whether the limit under Code section 402(g) is exceeded. Contributions shall be counted as Elective Deferral Contributions or Roth Contributions in the Plan Year to which the Participant designated such contributions.

(ii)	Contributions pursuant to Sections 3.7(a)(i) – (a)(iii) above shall not be considered in determining the Actual Deferral Percentage or Actual Contribution Percentage of the Plan for any Plan Year.

(iii)	Contributions made pursuant to Sections 3.7(a)(i) – (a)(iii) above shall not be counted as annual additions during the Limitation Year when they are made for purposes of Section 3.4. Contributions shall be counted as annual additions for purposes of Section 3.4 in the Plan Year to which the contributions are designated.

(c)	Compensation. For purposes of Sections 3.7(a) and 3.7(b) above, the Committee shall treat the Participant as receiving Compensation during the period of Qualified Military Service equal to the amount of Compensation the Participant would have received from the Company during such period, based on the rate of pay the Participant would have received from the Company but for the absence due to military service or if such rate of pay is not reasonably certain, the Participant’s average Compensation during (i) the twelve (12)-month period immediately before the Qualified Military Service or, (ii) if shorter, the period of employment immediately before the Qualified Military Service.

(d)	Crediting of Earnings and Allocations of Forfeitures. A Participant who is entitled to a contribution pursuant to Section 3.7(a) above shall not be entitled to receive corresponding retroactive earnings attributable to such contribution that occurred while he was on Qualified Military Service.

3.8	Nondeductible Voluntary Employee Contributions. For periods before January 1, 1987, the Plan permitted Participants to make nondeductible voluntary employee contributions through ordinary, after-tax payroll deductions. Such contributions have been allocated to the Participant’s Nondeductible Voluntary Employee Contribution Account. Nondeductible Voluntary Employee Contributions are not permitted after January 1, 1987.

3.9	Changes of Elective Deferral Contributions, Roth Contributions, and Catch-up Contributions. A Participant may prospectively increase or decrease (including to zero (0)) the rate of Elective Deferral Contributions, Roth Contributions, and/or Catch-up Contributions. Such increase or decrease shall be effective as soon as administratively feasible after the Participant effects such increase or decrease.

3.10	Form of Contributions. Contributions by the Company shall be made to the Trustee in cash from time to time.

SECTION 4

VESTING

4.1	Participant Accounts. All of the Participant’s Accounts described in Section 1.1 shall be fully vested at all times and shall not be subject to forfeiture for any reason.

SECTION 5

ALLOCATIONS AND INVESTMENTS

5.1	Individual Accounts. The Committee shall establish and maintain the Accounts described in Section 1.1 in the name of each Participant to which there shall be credited such Participant’s share of, respectively, Elective Deferral Contributions, Roth Contributions, Matching Contributions, Profit Sharing Contributions, Catch-up Contributions, Rollover Contributions, Roth Rollover Contributions, Qualified Nonelective Contributions, Qualified Matching Contributions, and Nondeductible Voluntary Employer Contributions. The Trustee shall adjust, as of each Valuation Date, the balance of each Participant’s Accounts to reflect the current market value of the Investment Funds in which such Accounts are invested. A Participant’s interest in any Investment Fund shall be determined and accounted for based on his beneficial interest in any such fund, and no Participant shall have any interest in or rights to any specific asset of any Investment Fund.

5.2	Investment of Accounts.

(a)	The balance held for the benefit of each Participant in each of his Accounts shall be invested at the direction of each Participant among one (1) or more of the Investment Funds. The Investment Committee may determine the Investment Funds that are to be offered as investment choices for the Participant’s investment election; provided, that the Plan shall offer as an Investment Fund a fund that holds common stock of American Greetings Corporation (“Company Stock Fund”).

(b)	The Committee shall provide Participants with directions as to how to obtain information sufficient to enable Participants to make informed investment directions.

(c)	Each Participant shall be responsible for directing the investment of all contributions in his Accounts. Participant investment directions shall be made in a manner prescribed by the Committee including electronically and telephonically. A Participant may elect to change (i) his investment election for future contributions, and (ii) the investment of his existing Account balances. All such elections shall be made in a manner prescribed by the Committee. Investments shall be made in one (1) or more of the Investment Funds made available under Section 5.2(a) hereof. If a Participant fails to direct the manner in which his Accounts are to be invested, then he shall be deemed to have elected to have such amounts invested entirely in the default Investment Fund selected by the Investment Committee for this purpose pursuant to Section 5.2(e) hereof.

(d)

Subject to Section 5.2(a) hereof and to the terms and limitations of the various Investment Funds, each Participant may direct at such time or times as the Committee may prescribe that amounts held in one (1) or more of the Investment Funds described in Section 5.2(a) hereof may be transferred to, from or between such Investment Funds, in accordance with Code section 401(a)(35), the regulations promulgated thereunder, and ERISA section 204(j).

(i)	With regard to Employee contributions, elective deferrals and rollover contributions that are invested in the Company Stock Fund, (A) a Participant, (B) an alternate payee who has an account under the Plan, and (C) a beneficiary of a deceased Participant, may elect to direct the Plan to divest any amounts in the Company Stock Fund and to reinvest an equivalent amount in other Investment Funds meeting the requirements of subsections (iii) and (iv).

(ii)	With regard to Company contributions other than elective deferrals that are invested in the Company Stock Fund, (A) a Participant who has completed at least three (3) Years of Service, (B) an alternate payee who has an account under the Plan with respect to a Participant who has completed at least three (3) Years of Service based on his date of hire, and (C) a beneficiary of a deceased Participant, may elect to direct the Plan to divest any amounts in the Company Stock Fund and to reinvest an equivalent amount in other Investment Funds meeting the requirements of subsections (iii) and (iv).

(iii)	The Plan shall offer no less than three (3) Investment Funds, in addition to the Company Stock Fund, each of which shall be diversified and have materially different risk and return characteristics. A Participant or beneficiary described in subsections (i) and (ii) may direct the proceeds of his divestment of amounts in the Company Stock Fund to such other Investment Funds. Such Participant or beneficiary may change his investment elections no less frequently than quarterly.

(iv)	To the extent not permitted under Code section 401(a)(35) or the regulations promulgated thereunder, the Plan shall not impose restrictions or conditions with respect to investments in the Company Stock Fund which are not imposed on other Investment Funds.

(e)	The default Investment Fund selected by the Investment Committee, as noted in Section 5.2(c) above, shall constitute a “Qualified Default Investment Alternative” as described in Title 29 of the Code of Federal Regulations §2550.404c-5.

5.3	Allocations of Earnings and Losses. Allocations of earnings and losses to Participant Accounts shall be accomplished as follows:

(a)

The dividends, capital gains distributions, and other earnings received on any share or unit of an Investment Fund that is specifically credited or earmarked to a Participant’s Accounts under the Plan in accordance with the directed investment provisions of this Section 5 shall be allocated to such Accounts and immediately reinvested, to the extent practicable, in additional shares or units of such Investment Fund.

(b)	To the extent not otherwise provided in Section 5.3(a) above, the assets of each Investment Fund shall be valued by the Trustee at their current fair market value as of each Valuation Date, and the earnings and losses of the Investment Fund since the immediately preceding Valuation Date shall be allocated to the Accounts of all Participants with interests in that Investment Fund in the ratio that the fair market value of each such interest as of the immediately preceding Valuation Date, increased by any contributions allocated thereto since the preceding Valuation Date and reduced by any distributions or withdrawals therefrom since such preceding Valuation Date, bears to the total fair market value of all such interests as of the immediately preceding Valuation Date that remain interests as of the Valuation Date, increased by any contributions allocated thereto since the preceding Valuation Date and reduced by any distributions or withdrawals therefrom since such preceding Valuation Date.

5.4	Allocation to Individual Accounts. The Accounts of each Participant shall be adjusted as of each Valuation Date by (a) reducing such Accounts by any Plan administrative expenses, withdrawals and/or distributions made therefrom since the preceding Valuation Date, and then (b) increasing or reducing such Accounts by the Participant’s share of earnings and losses, determined pursuant to Section 5.3, and the expense of administering the Investment Funds since the preceding Valuation Date, and (c) crediting such Accounts with any contributions allocated thereto since the preceding Valuation Date. Administrative expenses shall reduce such Accounts as provided in this Section 5.4 unless they are paid by the Company.

5.5	Fiduciary Responsibility. This Plan is intended to constitute a plan described in ERISA section 404(c), and Title 29 of the Code of Federal Regulations §2550.404c-1. None of a Company, the Committee, the Investment Committee, the Trustee, nor any other Plan fiduciary shall be liable for any losses which are the result of investment instructions provided by any Participant, beneficiary or alternate payee, as that term is defined in Code section 414(p).

SECTION 6

DISTRIBUTIONS

6.1	Distribution of Benefits. Subject to Section 6.1(a)(v) and Section 6.2, benefits shall not be paid to a Participant while he is employed by the Company. Upon a Participant’s Termination of Employment, retirement, Disability or death, the Participant’s Accounts shall be distributed as set forth below:

(a)	Distribution Upon Termination of Employment, Retirement, and Disability.

(i)	Benefits of $1,000 or Less. If the value of the Participant’s Accounts does not exceed one thousand dollars ($1,000) (excluding amounts in a Participant’s Rollover Contribution Account and Roth Rollover Contribution Account), the Participant’s vested Accounts (less the amount of the Participant’s Accounts held by the Plan as security for a loan outstanding to the Participant) shall be distributed in one (1) lump sum payment as soon as administratively feasible following the date the Participant terminates employment, retires, or is deemed Disabled, and the Participant shall not have the right to defer payment to any later date. The value of the Accounts to be distributed shall be based on the value of the Participant’s Accounts on the Valuation Date coincident with or next following the date that authorized distribution directions are received by the Trustee from the Committee. Notwithstanding the foregoing, effective as of April 1, 2010, the cashout provisions of this Section 6.1(a)(i) shall be suspended.

(ii)	Benefits of More than $1,000 but Not More than $5,000. If the value of the Participant’s Accounts exceeds one thousand dollars ($1,000) but is not more than five thousand dollars ($5,000) (excluding amounts in a Participant’s Rollover Contribution Account and Roth Rollover Contribution Account), the Participant’s Accounts (less the amount of the Participant’s Accounts held by the Plan as security for a loan outstanding to the Participant) shall be distributed in a direct rollover to an individual retirement plan (“IRA”) (or a Roth IRA, as appropriate) designated by the Committee as soon as administratively feasible following the date the Participant terminates employment, retires, or is deemed Disabled, and the Participant shall not have the right to defer payment to any later date. The value of the Accounts to be distributed shall be based on the value of the Participant’s Accounts on the Valuation Date coincident with or next following the date that authorized distribution directions are received by the Trustee from the Committee. Notwithstanding the foregoing, effective as of April 1, 2010, the automatic rollover provisions of this Section 6.1(a)(ii) shall be suspended.

(iii)	Vested Benefits of More than $5,000.

(A)	Lump Sum. Unless the Participant elects to receive installments in accordance with Section 6.1(a)(iii)(B) below, if the value of the Participant’s vested Plan Accounts exceeds five thousand dollars ($5,000) (excluding amounts in a Participant’s Rollover Contribution Account and Roth Rollover Contribution Account), he shall receive a distribution equal to the value of his vested Accounts under the Plan in a lump sum payment as soon as administratively feasible following the date the Committee receives his application and election to receive such distribution, subject to the provisions of Section 6.1(a)(v). The value of the Accounts to be distributed shall be based on the value of the Participant’s Accounts on the Valuation Date coincident with or next following the date that authorized distribution directions are received by the Trustee from the Committee.

(B)	Installments. If the value of the Participant’s vested Plan Accounts exceeds five thousand dollars ($5,000) (excluding amounts in a Participant’s Rollover Contribution Account and Roth Rollover Contribution Account), the Participant (or a beneficiary of such Participant) may elect to receive a distribution in installment payments made directly from the Plan for a fixed number of years. The minimum amount to be distributed each calendar year shall be the lesser of (1) the Participant’s Accounts divided by the life expectancy of the Participant or joint and last survivor expectancy of the Participant and a designated beneficiary, and (2) the Participant’s entire vested Account. Life expectancy and joint and last survivor expectancy are computed by using the table in Treasury Regulation Section 1.401(a)(9)-9. For purposes of this computation, the Participant’s and/or Spouse’s life expectancy shall be calculated no more frequently than annually; however, the life expectancy of a non-Spouse beneficiary shall not be recalculated.

(C)	Other. An individual who was a Participant in the Plan prior to January 1, 1997 (or a beneficiary of such Participant) may also elect a form of payment available under the terms of the Plan prior to January 1, 1997. Such election shall be permitted only with respect to the amount of the Participant’s vested Account determined as of December 31, 1996.

(iv)

Notice. Not earlier than one hundred and eighty (180) days, but not later than thirty (30) days, prior to distribution of his Account, unless waived by the Participant, the Committee shall provide a notice to a Participant who is eligible to receive a distribution under this Section 6. The notice shall provide the Participant with (A) information relating to the Participant’s right to defer distribution of his Account until his Normal Retirement Date and the consequences of a failure to defer distribution of his Account, (B) information relating to the Participant’s right to request distribution in the form of a Direct Rollover as set forth in Section 6.6 below, and (C) a general description of the material features of the optional forms of distribution available under the Plan.

(v)

Mandatory Distribution Date. In no event shall distributions to a Participant commence later than April 1 of the calendar year following the later of (A) the calendar year in which the Participant attains age seventy and one-half (70 1/2) regardless of employment status, or (B) the calendar year in which the Participant retires. If the Participant is a five percent (5%) owner, distributions must begin by April 1 of the calendar year following the calendar year in which the Participant attains age seventy and one-half (70 1/2) regardless of employment status. For purposes of this paragraph, the term “five percent (5%) owner” shall have the meaning as defined in Code section 416(i).

(vi)

Date Benefit Payments Commence. Subject to Section 6.1(a)(v), payments shall commence within one hundred and eighty (180) days after the later of the date the Participant’s employment terminates and the date that the Participant makes a valid application for benefits (except for payments due under Sections 6.1(a)(i) and (ii)) in such form, written, electronic, or telephonic, as approved by the Committee. In no event shall payments begin later than the sixtieth (60th) day after the close of the Plan Year in which the latest of the following events occur:

(A)	the Participant’s Normal Retirement Date;

(B)	ten (10) years after the Participant commenced participation in the Plan; and

(C)	the Participant terminates his service with the Company.

If a Participant does not request payment of his benefits at a time they would become payable under the preceding sentence, the Participant shall be deemed to have filed an election to defer benefit payments until the time he makes an application for his benefits, or the time payment must otherwise begin under this Section 6.

(b)

Distribution Upon Death. In the event of a Participant’s death, any amounts in his Accounts shall be distributed to his beneficiary in the form of a lump sum as soon as administratively feasible following the date the Committee determines the Participant’s death, unless the Participant’s beneficiary elects to receive payment under Section 6.1(a)(iii)(B) or 6.1(a)(iii)(C). The value of the Accounts to be distributed shall be based on the value of the Participant’s Accounts on the Valuation Date that authorized distribution directions are received by the Trustee from the Committee coincident with or next following the date of the Participant’s death. Notwithstanding anything in the Plan to the contrary, if the Participant has elected to receive benefits under Section 6.1(a)(iii)(B) or 6.1(a)(iii)(C) and has begun to receive such benefits, any death benefit payable under the Plan will depend on the method of payment elected by the Participant.

(c)	Beneficiaries.

(i)	Beneficiary Designation. Each Participant shall be permitted to designate one (1) or more beneficiaries on a form prescribed by the Committee.

(ii)	Married Participants. If a married Participant wishes to designate a beneficiary other than his Spouse, such Participant must make such designation in accordance with this Section 6.1(c)(ii); otherwise, the Participant’s sole beneficiary shall be his Spouse. If the Participant wishes to designate a beneficiary other than his Spouse, such designation must be in writing and consented to by the Participant’s Spouse. Such spousal consent must acknowledge the effect of such designation and be witnessed by a Plan representative or a notary public. Such spousal consent shall not be required if it is established to the satisfaction of the Committee that the required consent cannot be obtained because there is no Spouse, the Spouse cannot be located, or other circumstances that may be prescribed by applicable Treasury Regulations. In this event, the Participant must certify on a form provided by the Committee that he has no Spouse, his Spouse cannot be located, his Spouse has abandoned him, or he and his Spouse are legally separated. The election by the Participant to designate a beneficiary or beneficiaries other than his Spouse, consented to by his Spouse, may be revoked by the Participant in writing without the consent of the Spouse at any time prior to the date the Participant’s distribution is processed. The number of revocations shall not be limited. A former Spouse’s consent to the designation of a beneficiary shall not be binding on a new Spouse.

(iii)	Absence of Valid Designation of Beneficiary. If a Participant has no valid beneficiary designation on file with the Company, or his beneficiary has predeceased him, the Committee shall designate as the beneficiary, in the following order of priority: the Participant’s surviving Spouse, or the Participant’s estate. The Committee’s determination of this matter shall be binding.

(d)	Required Minimum Distributions. Notwithstanding any other provision of the Plan to the contrary, distributions from the Plan will be made in accordance with the requirements of Code section 401(a)(9) and the regulations promulgated thereunder, including the minimum distribution incidental benefit requirements; provided, that in no event shall a deceased Participant’s Accounts be distributed later than December 31 of the calendar year containing the fifth (5th) anniversary of such Participant’s death.

6.2	Distributions During Employment.

(a)	Hardship Withdrawals.

(i)	Withdrawal. A Participant may withdraw all or a portion of the funds in his Elective Deferral Contribution Account, Roth Contribution Account, Rollover Contribution Account, and Roth Rollover Contribution Account to:

(A)	Pay for expenses for (or necessary to obtain) medical care that would be deductible under Code section 213(d) (without regard to whether the expenses exceed seven and one half percent (7.5%) of income), previously incurred by the Participant, the Participant’s Spouse or any dependents of the Participant (as defined in Code section 152 without regard to Code sections 152(b)(1), 152(b)(2), and 152(d)(1)(B)), that are not covered by insurance;

(B)	Purchase (excluding mortgage payments) a principal residence of the Participant;

(C)	Pay for tuition, related educational fees, and room and board expenses for up to the next twelve (12) months of post-secondary education for the Participant, his Spouse, children, or dependents (as defined in Code section 152 without regard to Code sections 152(b)(1), 152(b)(2), and 152(d)(1)(B));

(D)	Prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence;

(E)	Pay for expenses related to the burial or funeral for the Participant’s deceased parent, Spouse, children or dependents (as defined in Code section 152 without regard to Code section 152(d)(1)(B)); or

(F)	Pay for expenses attributable to the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code section 165, but without regard to whether the loss exceeds ten percent (10%) of adjusted gross income.

(ii)	Prerequisites for Withdrawal.

(A)

The distribution must be made on account of an immediate and heavy financial need of the Participant and must be necessary to satisfy the financial need. Further, the distribution may not exceed the amount necessary to pay the expenses (including any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution) described in Sections 6.2(a)(i)(A) – (F) above.

(B)	The Participant must first obtain all distributions, other than hardship distributions, and all nontaxable (at the time of the loan) loans currently available under this Plan or any other plan maintained by the Company.

(C)	If a Participant has an Elective Deferral Contribution Account and a Roth Contribution Account from which to request a hardship withdrawal, the Participant may designate whether such withdrawal shall be processed from his Elective Deferral Contribution Account or his Roth Contribution Account. In the absence of an election, the hardship withdrawal shall be processed from the Participant’s Elective Deferral Contribution Account.

(iii)	Restrictions on Withdrawals. Amounts contributed to a Participant’s Qualified Nonelective Contribution Account and Qualified Matching Contribution Account may not be withdrawn under this Section 6.2(a).

(iv)	Effect of Distribution. The Participant will not be permitted to make Elective Deferral Contributions or Roth Contributions to this Plan or similar contributions to any other plan maintained by the Company for six (6) months after receipt of the hardship withdrawal.

(v)	Mechanics. A Participant may apply for a hardship distribution by making a request in a form prescribed or approved by the Committee. Distribution shall occur within ninety (90) days after the Committee receives the Participant’s request and determines that the request meets the requirements in Sections 6.2(a)(i) and 6.2(a)(ii) above.

(b)	In-Service Withdrawals. A Participant may request to withdraw amounts held in an Account in accordance with the following rules:

(i)

59 1/2 Withdrawals. A Participant, while still employed, may request a withdrawal of all or a portion of his Elective Deferral Contribution Account, Roth Contribution Account, Rollover Contribution Account, and Roth Rollover Contribution Account at any time after he attains age fifty-nine and one half (59 1/2).

(ii)	Withdrawals from Nondeductible Voluntary Employee Contribution Account. A Participant, while still employed, may request a withdrawal of all or a portion of his Nondeductible Voluntary Employee Contribution Account regardless of his age; provided, that the total amount withdrawn before termination of employment may not exceed the Participant’s total Nondeductible Voluntary Employee Contributions.

(c)	Security for Loans. Notwithstanding anything in this Plan to the contrary, no Participant shall be permitted to withdraw any portion of his Account pledged as security for a loan pursuant to Section 6.3.

6.3	Loans. American Greetings Corporation may adopt a loan policy through which Participants and beneficiaries may borrow from the Participant’s Elective Deferral Account, Roth Elective Deferral Account, Rollover Contribution Account, and Roth Rollover Contribution Account. The loan policy must be a written document and must include: (a) the identity of the person or positions authorized to administer the Participant loan program; (b) a procedure for applying for the loan; (c) the criteria for approving or denying a loan; (d) the limitations, if any, on the types and amounts of loans available; (e) the procedure for determining a reasonable rate of interest; (f) the types of collateral which may secure the loan; and (g) the events constituting default and the steps the Plan will take to preserve Plan assets in the event of default. This Section 6.3 specifically incorporates a written loan policy, if any, as part of the Plan.

6.4	Incompetence of Distributee. If the Committee shall receive evidence satisfactory to it that a Participant or any beneficiary entitled to receive any benefit under the Plan is, at the time when such benefit becomes payable, a minor, or is physically or mentally incompetent to receive such benefit and to give a valid release therefor, and that another person or an institution is then maintaining or has custody of the Participant or beneficiary and that no guardian, committee or other representative of the estate of the Participant or beneficiary shall have been duly appointed, the Committee may make payment of such benefit otherwise payable to the Participant or beneficiary to such other person or institution, including a custodian under the Uniform Gifts to Minors Act, or corresponding legislation (who shall be an adult, a guardian of the minor or a trust company), and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

6.5	Location of Participant or Beneficiary Unknown.

(a)	If the Trustee cannot make payment of any amount to, or on behalf of, a Participant or beneficiary within five (5) years after such amount becomes payable because such Participant or beneficiary is missing, the Company, at the end of such five (5)-year period, shall direct that all unpaid amounts which would have been payable to or on behalf of such Participant or beneficiary shall be treated as a forfeiture; provided, that the Company uses the appropriate letter forwarding service provided by the Internal Revenue Service as described in Revenue Procedure 94-22 to attempt to locate the missing Participant or beneficiary prior to such forfeiture. For purposes of this Section, a Participant or beneficiary shall be deemed missing if the Company mails by registered or certified mail to Participant’s or beneficiary’s last known address a written demand for his current address or proof that he is alive, and such Participant or beneficiary shall fail to provide the same within one (1) year of the mailing of such demand.

(b)	Forfeitures occurring during a Plan Year may be used to (i) pay the reasonable expenses of the administration of the Plan and Trust; or (ii) reduce the amount of contributions made by the Company, including restorative payments, for the Plan Year in which the forfeiture occurs or for the Plan Year following the Plan Year in which the forfeiture occurs.

(c)	If any amounts are treated as forfeitures under Section 6.5(a) and subsequently the Participant claims such amount, the Company shall restore such amounts that were forfeited and the Trustee shall distribute such benefit to the Participant.

6.6	Direct Rollover.

(a)	General. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section 6.7, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

Notwithstanding any provision of this Plan to the contrary, a Direct Rollover of a distribution from a Participant’s Roth Contribution Account shall only be made to another Roth elective deferral account under an Eligible Retirement Plan described in Code section 402A(e)(1) or to a Roth IRA described in Code section 408A, and only to the extent the rollover is permitted under the rules of Code section 402(c).

(b)	Definitions.

(i)

Eligible Rollover Distribution. An “Eligible Rollover Distribution” is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one (1) of a series of substantially equal payments made (not less frequently than annually) for the life (or life expectancy) of the Distributee, the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, or for a specified period of ten (10) years or more; any distribution to the extent such distribution is required under Code section 401(a)(9); any distribution made on account of financial hardship pursuant to Section 6.2(a); and the portion of any distribution that is not includible in gross income unless the distribution is directly transferred to an individual retirement account or individual retirement annuity described in Code sections 408(a) and 408(b), respectively, or a qualified defined contribution plan that will separately account for the portion of the distribution that is not includible in gross income. An eligible rollover distribution also includes the portion of any distribution that is not includible in gross income if the distribution is directly transferred to a defined benefit plan or a tax-sheltered annuity described in Code section 403(b), that will separately account for the portion of the distribution that is not includible in gross income, and a defined benefit plan or tax-sheltered annuity that is the transferee of such portion of any distribution that is not includible in gross income will also separately account for such portion’s earnings.

(ii)	Eligible Retirement Plan. An “Eligible Retirement Plan” is any one (1) of the following that accepts the Distributee’s Eligible Rollover Distribution: an individual retirement account described in Code section 408(a) and an individual retirement annuity described in Code section 408(b); an annuity plan described in Code section 403(a); an eligible deferred compensation plan described in Code section 457(b) that is maintained by a state, political subdivision of a state, or an agency or instrumentality of a state; a qualified trust described in Code section 401(a); or an annuity contract described in Code section 403(b).

(iii)	Distributee. A “Distributee” includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving Spouse and the Employee’s or former Employee’s Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Code section 414(p), are Distributees with regard to the interest of the Spouse or former Spouse. The Employee’s or former Employee’s beneficiary who is not his surviving Spouse is a Distributee with regard to the interest of such beneficiary; provided, that the related distribution is made to an individual retirement account described in Code section 408(a) or individual retirement annuity described in Code section 408(b).

(iv)	Direct Rollover. A “Direct Rollover” is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

(c)	Rollover By Non-Spouse Beneficiary. Effective January 1, 2010, any distribution of benefits to the beneficiary of a deceased Participant who is not the surviving Spouse of the Participant may be transferred in a direct trustee-to-trustee transfer to an individual retirement account or annuity under Code sections 408(a) and (b) established for the purpose of receiving such distribution and which will be treated as an inherited IRA pursuant to the provisions of Code section 402(c)(11), if such distribution otherwise meets the requirements set forth in subsection (b) above. Such Direct Rollover of a distribution by a non-Spouse beneficiary shall be treated as an Eligible Rollover Distribution only for purposes of Code section 402(c). Eligible Retirement Plan shall include an individual retirement account or annuity under Code sections 408(a) and (b) established for the purpose of receiving a distribution that is rolled over from a non-Spouse Distributee, but only if the conditions set forth herein above are satisfied. For purposes of this Section 6.6, the term “Distributee” shall include a non-Spouse beneficiary, but only if the conditions set forth above are satisfied.

(d)	Rollover to Roth IRA. Effective January 1, 2008, a “qualified rollover contribution” as described in Code section 408A(e) may be made from the Plan to a Roth IRA in a Direct Rollover, subject to the rules and provisions set forth in Code section 408A(e) and any regulations issued thereunder.

(e)	Notice. No distribution of an Eligible Rollover Distribution shall commence less than thirty (30) days after the Participant receives the notice required under the provisions of section 1.411(a)-11(c) of the regulations under Code section 411(a)(11) unless the Participant receives written notice that he has a right to a period of at least thirty (30) days after receipt of the notice to consider whether he wants to exercise the rollover election described instead of receiving a distribution.

6.7	Payments Made Pursuant to a Qualified Domestic Relations Order. Notwithstanding any other provision of this Plan, the Committee may direct the distribution of any portion of the Participant’s Account payable to an alternate payee (as defined in Code section 414(p)(8)) pursuant to a qualified domestic relations order (as defined in Code section 414(p)) prior to the date on which the Participant attains his earliest retirement age (as defined in Code section 414(p)(4)); provided, that the Committee has properly notified the affected Participant and each alternate payee of the order and has determined that the order is a qualified domestic relations order. The alternate payee shall be paid his separate Account or his percentage of the Participant’s Account in a lump sum payment unless the domestic relations order specifies a different manner of payment permitted by the Plan. The alternate payee shall not be required to consent to such lump sum payment.

SECTION 7

AMENDMENT AND TERMINATION

7.1	Amendment. American Greetings Corporation may amend the Plan, at any time and from time to time, in whole or in part, including, without limitation, retroactive amendments necessary or advisable to qualify the Plan and Trust under the provisions of Code section 401(a). The procedure for amending the Plan shall be for the Board of Directors to approve or ratify the amendment, and for a person or persons authorized by American Greetings Corporation to duly execute an instrument of writing setting forth the amendment. However, except as set forth in Section 7.3, no such amendment shall (a) cause any part of the assets of the Plan and Trust to revert to or be recoverable by a Company or be used for or diverted to purposes other than the exclusive benefit of Participants, Former Participants, and beneficiaries; (b) reduce any Participant’s Account or eliminate any benefit protected in a manner prohibited by Code section 411(d)(6); or (c) alter, change, or modify the duties, powers, or liabilities of the Trustee without its written consent.

7.2	Termination, Partial Termination, or Complete Discontinuance of Contributions. Although American Greetings Corporation has established the Plan with the intention and expectation that a Company will make contributions and maintain the Plan indefinitely, no Company shall be under any obligation or liability to maintain the Plan for any given length of time, and no Company shall be under any obligation or liability to continue its contributions for any given length of time. Each Company may in its sole and absolute discretion discontinue contributions, and American Greetings Corporation may in its sole and absolute discretion terminate the Plan in whole or in part by action of the Board of Directors and in accordance with its provisions at any time, without any liability for the discontinuance or termination. If the Plan shall be terminated or partially terminated or if contributions of a Company shall be completely discontinued, the rights of all affected Participants in their Accounts shall continue to be one hundred percent (100%) vested and nonforfeitable. However, the Trust shall continue until all Participants’ Accounts have been completely distributed to or for the benefit of the Participants in accordance with the Plan.

7.3	Permissible Reversions.

(a)	Notwithstanding any other provision of the Plan:

(i)	To the extent the Company’s contributions are made by reason of a mistake of fact, they may be returned to the Company within one (1) year from the date of contribution.

(ii)	The Company’s contributions are conditioned on their deductibility for federal income tax purposes, and to the extent the deduction is disallowed, they may be returned to the Company within one (1) year from the date of the disallowance.

(b)	The amounts that may be returned to the Company under Sections 7.3(a)(i) and 7.3(a)(ii) above shall be the excess of the amounts contributed over the amounts that would have been contributed had there not been a mistake of fact or mistake in determining the deduction, as applicable. No earnings on the mistaken or nondeductible contributions may be returned to the Company and losses sustained by the Trust after the date of contribution shall proportionately reduce the amount that may be returned to the Company.

SECTION 8

CLAIMS

8.1	General. Any claim for benefits shall be made in writing to the Committee, and the Committee shall act upon all questions and claims regarding benefits under the Plan.

8.2	Claim Review. If the claim for benefits is wholly or partially denied, the Committee shall notify the Participant (or beneficiary) in writing of such denial of benefits within a reasonable period of time (not to exceed ninety (90) days) after the Committee initially received the benefit claim. If additional time is needed to process the claim, the Committee shall provide the Participant (or beneficiary) with notice of the extension prior to the termination of the initial ninety (90)-day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to make the benefit determination. Any notice of a denial of benefits shall advise the Participant (or beneficiary) of:

(a)	the specific reason or reasons for the denial;

(b)	reference to the specific provisions of the Plan on which the denial is based;

(c)	a description of the Plan’s review procedures and the time limits applicable to such procedures;

(d)	a description of any additional material or information necessary for the Participant (or beneficiary) to complete his claim and an explanation of why such material or information is necessary; and

(e)	a statement of the Participant’s (or beneficiary’s) right to bring a civil action under ERISA section 502(a) following an adverse determination upon appeal.

8.3	Right of Appeal. Each Participant (or beneficiary) whose claim for benefits has been denied shall have the opportunity to file with the Committee a written request for a full and fair review of his claim, to be provided, upon request, reasonable access to and copies of all documents, records, and other information relevant to his claim (without regard to whether such documents, records, or information were considered or relied upon in the initial denial of the claim) and to submit written comments, documents, records, and other information regarding his claim. Such written request for review of his claim must be filed by the Participant (or beneficiary) within sixty (60) days after receipt of written notification of the denial of his claim.

8.4

Review of Appeal. The Committee shall issue a decision regarding the claim not later than sixty (60) days (or such additional period required by special circumstances, but not to exceed an additional sixty (60) days; provided, that written notice of the extension is furnished to the Participant (or beneficiary) prior to the commencement of the extension) after receipt of such request for review. Such review shall be written and shall take into account all comments, documents, records, and other information submitted by the

Participant (or beneficiary) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision on review shall be written in a manner calculated to be understood by the claimant, shall include specific reasons for any adverse decision with references to the specific Plan provisions on which the decision is based, and shall also include:

(a)	a statement that upon request and free of charge, the Participant (or beneficiary) is entitled to receive reasonable access to and copies of all documents and records relevant to his claim for benefits; and

(b)	a statement of the Participant’s (or beneficiary’s) right to bring a civil action under ERISA section 502(a) following denial of the claim after review.

8.5	Legal Actions. No legal action to recover benefits under the Plan may be filed more than twelve (12) months of the date of the decision on appeal.

SECTION 9

ADMINISTRATION

9.1	Selection and Monitoring of Trustees and Committees. The Board of Directors shall have the following duties and responsibilities in connection with the Plan:

(a)	Making decisions with respect to the selection, retention, or removal of the Trustees;

(b)	Appointing, retaining, and removing the members of the Committee and the Investment Committee; and

(c)	Periodically reviewing the performance of the Trustees, the Committee, the Investment Committee and other persons to whom fiduciary duties have been allocated or delegated.

The Board of Directors may allocate its duties and responsibilities to one (1) or more persons or delegate its duties and responsibilities to any other persons; provided, however, that any such allocation or delegation shall be terminable on such notice as the Board of Directors deems reasonable and prudent under the circumstances.

9.2	Plan Administration.

(a)	Appointment and Structure. The Committee, which is the “named fiduciary”, shall have the responsibility for the administration of the Plan and shall be the administrator under the Plan within the meaning of Code section 414(g)(1) and ERISA sections 3(16)(A) and 402. Members of the Committee shall serve at the pleasure of the Board of Directors or its delegate, except that a member may resign at any time. The members of the Committee shall elect any officers deemed necessary including a secretary who may, but need not be, one (1) of the members of the Committee, and who shall be responsible for maintaining minutes of the Committee meetings and copies of any reports prepared by the Committee. No member of the Committee shall receive any compensation for his service as such.

(b)	Committee Meetings. The Committee shall hold meetings upon such notice, and at such place or places, and at such intervals as it may from time to time be determined, but not less frequently than once each calendar year.

(c)	Actions of Committee. A majority of the members of the Committee at any time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee shall be by vote of a majority of those present at the meeting of the Committee (including those participating by means of conference telephone or similar communications equipment); or without a meeting by instrument in writing signed under unanimous consent by all the members of the Committee.

(d)	Functions and Powers. The Committee shall have the exclusive right and discretionary authority to carry out its responsibilities as plan administrator hereunder, including (but not limited to) the following:

(i)	to make (and enforce by suspension or forfeiture) such rules and regulations as it shall deem necessary or proper for the efficient administration of the Plan;

(ii)	to construe and interpret the Plan and the Trust, in its sole and absolute discretion, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

(iii)	to decide questions concerning the Plan and the eligibility of any Employee to participate therein and the right of any person to receive benefits thereunder in its sole and absolute discretion;

(iv)	to decide any dispute arising under the Plan;

(v)	to render and review decisions regarding claims for benefits;

(vi)	to compute the amount of benefits which shall be payable to any person in accordance with the provisions of the Plan;

(vii)	to authorize all disbursements by the Trustees;

(viii)	to appoint and utilize the services of administrative staff employees of a Company for the performance of duties delegated to the Committee hereunder and to rely upon information received from such employees; provided, that in both cases, the Committee reasonably believes the performance of such services and the preparation of such information is within the competence of such employees;

(ix)	to appoint and designate an independent third party fiduciary;

(x)	to prescribe and require the use of such forms and procedures as it shall deem necessary or desirable in connection with the administration of the Plan;

(xi)	to supply any omissions in the Plan;

(xii)	to reconcile and correct any errors, ambiguities or inconsistencies in the Plan; and

(xiii)	to make equitable adjustments for any mistakes or errors made in the administration of the Plan.

The Committee shall establish rules and regulations and shall take other necessary or proper action to carry out its duties and responsibilities.

9.3	Investment Committee.

(a)	Appointment and Structure. The Investment Committee shall have the responsibility for the selection and monitoring of investments for Plan assets. Members of the Investment Committee shall serve at the pleasure of the Board of Directors or its delegate, except that a member may resign at any time. The members of the Investment Committee shall elect any officers deemed necessary, and one (1) of the members of the Investment Committee shall be responsible for maintaining minutes of the Investment Committee meetings and copies of any reports prepared by the Investment Committee. No member of the Investment Committee shall receive any compensation for his service as such.

(b)	Committee Meetings. The Investment Committee shall hold meetings upon such notice, and at such place or places, and at such intervals as it may from time to time be determined, but not less frequently than once each calendar year.

(c)	Actions of Committee. A majority of the members of the Investment Committee at any time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Investment Committee shall be by vote of a majority of those present at the meeting of the Investment Committee (including those participating by means of conference telephone or similar communications equipment); or without a meeting by instrument in writing signed under unanimous consent by all the members of the Investment Committee.

(d)	Functions and Powers. The Investment Committee has such powers necessary to discharge its duties hereunder, including, but not limited to, the following:

(i)	to establish and from time to time revise the investment policy of the Plan, to communicate and consult with the Board of Directors, the Committee and the Trustee regarding the investment policy applicable to the Plan as a whole or to any individual investment fund;

(ii)

to supervise the performance by the Trustee and any investment manager or insurance institution regarding their responsibilities under the Plan and Trust. The Investment Committee shall review and analyze performance information supplied by the Trustee and the investment managers or insurance institutions to the Investment Committee and/or any such performance information obtained independently by the Investment Committee and shall report the results of such analysis to the Board of Directors from time to time in such form and with such degree of frequency as the Investment Committee shall determine proper. Such responsibilities of the Investment Committee with respect to supervision, review and analysis shall be performed no less frequently than once each Plan Year and shall ordinarily not be required more frequently than once each calendar quarter. The Trustee, investment managers and insurance institutions have been allocated the responsibility for day-to-day investment management of the Plan and Trust and the responsibilities of the Investment Committee hereunder are not intended to relieve the Trustee, investment managers or insurance institutions of such on-going investment management responsibilities;

(iii)	to instruct the Trustee, the investment managers and insurance institutions with respect to the proper application of contributions made under the Plan;

(iv)	to determine the proper allocation of investment responsibilities with respect to the assets of the Plan between the Trustee and any investment manager or insurance institution acting hereunder or under the terms of the Trust and to allocate fiduciary responsibilities among these parties;

(v)	to the extent not provided to the contrary in the Trust, to appoint the Trustee and any investment managers or insurance institutions, to direct the establishment of any investment fund and to remove the Trustee and any investment managers or insurance institutions or appoint additional Trustees, investment managers or insurance institutions;

(vi)	to review any accounts submitted by the Trustee and any investment managers or insurance institutions and to report to the Board of Directors with respect to any such accounts;

(vii)	following the Committee’s determination of the benefit rights of any Participant or beneficiary, to aggregate information concerning such benefits and authorize and direct the Trustee with respect to the commencement, modification or cessation of such benefit payments;

(viii)	to supervise the performance of fiduciary responsibilities by others including the Trustee and any investment managers;

(ix)	to appoint and utilize the services of administrative staff employees of a Company for the performance of duties delegated to the Investment Committee hereunder and to rely upon information received from such employees; provided, that in both cases, the Investment Committee reasonably believes the performance of such services and the preparation of such information is within the competence of such employees;

(x)	to fix the criteria to be followed in determining the market value of any security or property held in the Trust or the amount of any unliquidated charge, expense, or obligation of the Trust;

(xi)	to establish and monitor policy of proxy voting by the Trustees for stock held for the Plan consistent with regulations and rulings of the U.S. Department of Labor; and

(xii)	to employ reputable agents (who may also be Employees) and to delegate to them any of the administrative powers or duties imposed upon the Investment Committee.

The Investment Committee shall establish rules and regulations and shall take other necessary or proper action to carry out its duties and responsibilities.

9.4	Actions Conclusive. All actions and decisions taken by the Committee or the Investment Committee shall be final and conclusive and binding on all persons having any interest in the Plan or Trust or in any benefits payable thereunder.

9.5	Appointment of Agents. The Committee and the Investment Committee may employ or engage such accountants, consultants, counsel, other experts, and other persons as it deems necessary or advisable in connection with the administration of the Plan and manage the investment of Plan assets.

9.6	Reliance on Opinions, Etc. The Committee, the Investment Committee and each person to whom they may delegate any power or duty in connection with administering the Plan or managing the investments of Plan assets shall be entitled to rely conclusively upon, and shall be fully protected in any action taken by them or any of them in good faith reliance upon any valuation, certificate, opinion, or report which shall be furnished to them or any of them by the Trustees or by any accountant, counsel, other expert, or other person who shall be employed or engaged by the Trustees, the Committee or the Investment Committee.

9.7	Records and Accounts. The Committee shall keep or cause to be kept all data, records and documents pertaining to the administration of the Plan, and shall execute all documents necessary to carry out the provisions of the Plan. The Committee shall advise the Trustees of such facts as may be pertinent to the Trustees’ administration of the Trust and shall give proper instruction to the Trustees for carrying out the purpose of the Plan.

9.8	Payment of Expenses.

(a)	Subject to the provisions of Section 9.8(b) below, expenses in connection with the administration of the Plan and Trust including commissions, taxes, and expenses of the Committee, the Investment Committee, Trustees and of any legal counsel, accountant or other person who shall be employed by the Committee, the Investment Committee or Trustees in the administration thereof, shall be paid by the Trust unless paid by the Company.

(b)	In the event of permanent discontinuance of contributions or termination any further payment of expenses which arise or have arisen in connection with the administration of the Plan and Trust shall be paid by the Trust unless paid by the Company.

9.9

Liability. The members of the Committee and any officer, director or employee of a Company that takes any action with respect to the Plan shall incur no liability for any action taken or not taken in good faith reliance on advice of counsel, who may be counsel for a Company or taken or not taken in good faith reliance on a determination as to a matter of fact which has been represented or certified by a person reasonably believed to have knowledge of the fact so represented or certified, or taken or not taken in good faith reliance on a recommendation or opinion expressed by a person reasonably believed to be qualified or expert as to any matter where it is reasonable or customary to seek or rely on such recommendations or opinions. American Greetings Corporation shall indemnify each director, officer, or employee of a Company who is threatened to be made, a party to any threatened or pending action or proceeding, whether civil, criminal, administrative, or investigative, including actions by or in the right of the Company, by reason of the fact that such director, officer, or employee is or was serving at the request of American Greetings Corporation as a member of the Committee or Investment Committee or otherwise as a “fiduciary” (as defined by ERISA section 3(21)(A)) with regard to the Plan, against expenses (including attorneys’ fees), claims, fines, judgments, taxes, causes of action or liability, and amounts paid in settlement, actually and reasonably incurred by such person in connection with such action or proceeding, unless such expense, claim, fine, judgment, taxes, cause of action, liability, or amount arose from the person’s gross negligence, fraud or willful breach of the person’s fiduciary responsibilities under ERISA; provided, however, that with respect to an action by or in the right of the Company, indemnification shall be made only against expenses (including attorneys’ fees).

SECTION 10

TRUST AGREEMENT

10.1	The Trust Agreement. All contributions under the Plan shall be made to the Trust held by the Trustee under the Trust Agreement. The Trustee shall hold, invest, and distribute the Trust in accordance with the terms and provisions of the Trust Agreement. The Trust Agreement shall be deemed to form a part of the Plan, and any and all rights or benefits which may accrue to any person under the Plan shall be subject to all the terms and provisions of the Trust Agreement. The duties and rights of the Trustee shall be determined solely by reference to the Trust Agreement.

10.2	No Diversion of Corpus or Income. In no event shall any portion of the corpus or income of the Trust be used for or diverted to purposes other than the exclusive benefit of Participants and their beneficiaries.

SECTION 11

MISCELLANEOUS

11.1	Limitation of Rights; Employment Relationship. Neither the establishment of the Plan and the Trust nor any modifications of them, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as modifying or affecting in any way the terms of employment of any Employee.

11.2	Merger; Transfer of Assets of American Greetings Corporation.

(a)	If American Greetings Corporation merges or consolidates with or into another entity, or if substantially all the assets of American Greetings Corporation are transferred to another entity, the Plan shall terminate on the effective date of the merger, consolidation, or transfer, unless the surviving entity resulting from the merger or consolidation, or the entity to which the assets have been transferred, adopts this Plan, in which case the Plan shall continue and the successor entity shall succeed to all rights, powers, and duties of American Greetings Corporation under the Plan and the employment of any Employee who is continued in the successor entity’s employ shall not be deemed to have been terminated for any purpose under the Plan.

(b)	This Plan shall not be merged or consolidated with any other employee benefit plan, nor shall there be any transfer of assets or liabilities from this Plan to any other plan, unless, immediately after the merger, consolidation, or transfer, each Participant’s benefits, if the other plan were then to terminate, are at least equal to the benefits to which the Participant would have been entitled had this Plan been terminated immediately before the merger, consolidation, or transfer.

(c)	If the adoption of the Plan by a Company and/or the transfer, merger or consolidation of a qualified retirement plan into the Plan would result in reduction or elimination of a Code section 411(d)(6) protected benefit (as defined in Treasury Regulation section 1.411(d)-4) under the qualified retirement plan, the Plan will be deemed to incorporate such provisions of the qualified retirement plan as appropriate to avoid the reduction or elimination of the protected benefit. Upon discovery that a protected benefit would be (or has been) reduced or eliminated by the transfer, merger, or consolidation of a qualified retirement plan into the Plan, the Plan shall reflect the terms of the protected benefit, which protected benefit shall only apply to those participants in the qualified retirement plan and their account balances in the qualified retirement plan on the effective date of the transfer, merger, or consolidation.

11.3	Prohibition Against Assignment.

(a)

Except as provided below, the benefits provided by this Plan may not be assigned or alienated. Neither the Company nor the Trustees shall recognize any transfer, mortgage, pledge, hypothecation, order, or assignment by any Participant or beneficiary of all or part of his interest under the Plan, and the interest shall not be subject in any manner to transfer by operation of law and shall be exempt from the claims of creditors or other claimants from all orders, decrees, levies, garnishment, and/or executions, and other legal or equitable process or proceedings against the Participant or beneficiary to the fullest extent that may be permitted by law.

(b)	This provision shall not apply to the extent a Participant or beneficiary is indebted to the Plan, for any reason, under any provision of this Plan. At the time a distribution is to be made to or for a Participant’s or beneficiary’s benefit, such proportion of the amount distributed shall equal such indebtedness, and shall, at the direction of the Committee, be applied against or discharge such indebtedness to the extent permitted by ERISA, the Code and other applicable law. Prior to making a payment, however, the Participant or beneficiary must be given written notice by the Committee that such indebtedness is to be so paid in whole or in part from his Account. If the Participant or beneficiary does not agree that the indebtedness is a valid claim against his Accounts, he shall be entitled to a review of the validity of the claim in accordance with procedures provided in Section 8.

(c)	This provision shall not apply to a “qualified domestic relations order” defined in Code section 414(p), and those other domestic relations orders permitted to be so treated by the Committee under the Code. The Committee shall establish a written procedure to determine the qualified status of domestic relations orders and to administer distributions under such qualified orders. Further, to the extent provided under a “qualified domestic relations order,” a former Spouse of a Participant shall be treated as the Spouse or surviving Spouse for all purposes under the Plan.

(d)	This provision shall not apply to any liabilities of the Participant to the Plan pursuant to a judgment or settlement described in Code section 401(a)(13)(C) due to: (i) the Participant being convicted of committing a crime involving the Plan, (ii) a civil judgment (or consent order or decree) being entered by a court in an action brought in connection with a violation of ERISA’s fiduciary duty rules, or (iii) a settlement agreement between the Secretary of Labor and the Participant in connection with a violation of ERISA’s fiduciary rules. The court order establishing such liability must require that the Participant’s benefit be applied to satisfy the liability.

11.4	Applicable Law; Severability. This Plan shall be construed, administered, and governed in all respects in accordance with the laws of the State of Ohio, except to the extent preempted by ERISA. It is intended that the Plan meet the requirements of ERISA and the Code and the Plan shall be interpreted and construed, wherever possible, to comply with the terms of ERISA, the Code, and regulations and rulings issued thereunder. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

11.5	Reliance Upon Copy of Plan. Any person dealing with the Committee may rely upon copies of the Plan and the Trust Agreement, and any amendments thereto, certified by the Committee to be true and correct copies.

11.6	Gender and Number; Captions or Headings. Wherever appropriate to the meaning or interpretation of this Plan, the masculine gender shall include the feminine, and the singular number shall include the plural and vice versa. Captions or headings are inserted and intended for organizational format and convenience of reference only; they are not to be given independent substantive meaning for effect.

SECTION 12

TOP-HEAVY PROVISIONS

12.1	Determination of Top-Heavy Status.

(a)	Top-Heavy Determination. This Plan shall be a Top-Heavy Plan for any Plan Year in which, as of the Determination Date, the sum of the Present Value of Accrued Benefits of Key Employees and the Aggregate Accounts of Key Employees under this Plan and all plans of an Aggregation Group, exceeds sixty percent (60%) of the sums of the Present Value of Accrued Benefits and the Aggregate Accounts of all Key and Non-Key Employees under this Plan and all plans of an Aggregation Group.

If any Participant is a Non-Key Employee for any Plan Year, but such Participant was a Key Employee for any prior Plan Year, such Participant’s Present Value of Accrued Benefit and/or Aggregate Account balance shall not be taken into account for purposes of determining whether this Plan is a Top-Heavy Plan for such Plan Year (or whether any Aggregation Group which includes this Plan is a Top-Heavy Group). In addition, if a Participant has not received any Compensation from any Company maintaining the Plan (other than benefits under the Plan) at any time during the one (1)-year period ending on the Determination Date, the Aggregate Account and/or Present Value of Accrued Benefit for such Participant shall not be taken into account for the purposes of determining whether this Plan is a Top-Heavy Plan for such Plan Year.

Notwithstanding anything in the Plan to the contrary, the Plan shall not be considered a Top-Heavy Plan if it consists solely of (i) a cash or deferred arrangement which meets the requirements of Code section 401(k)(12) or 401(k)(13), and matching contributions with respect to which the requirements of Code section 401(m)(11) or 401(m)(12) are met.

(b)	Aggregate Account. A Participant’s Aggregate Account as of the Determination Date is the sum of:

(i)	his Participant’s Account balance as of the most recent valuation occurring within a twelve (12)-month period ending on the Determination Date;

(ii)	an adjustment for any contributions due as of the Determination Date. Such adjustment shall be the amount of any contributions actually made after the valuation date but on or before the Determination Date, except for the first Plan Year when such adjustment shall also reflect the amount of any contributions made after the Determination Date that are allocated as of a date in that first Plan Year;

(iii)

any Plan distributions (including in-service distributions) made within the Plan Year that includes the Determination Date, and any in-service distributions made within the four (4) preceding Plan Years. However, in the case of distributions made after the Valuation Date and prior to the Determination Date, such distributions are not included as distributions for Top-Heavy purposes to the extent that such distributions are already included in the Participant’s Aggregate Account balance as of the valuation date. Notwithstanding anything herein to the contrary, all distributions and distributions under a terminated plan which if it had not been terminated would have been required to be included in an Aggregation Group, will be counted;

(iv)	any Employee contributions, whether voluntary or mandatory. However, amounts attributable to deductible employee contributions under Code section 72(o)(5)(A) shall not be considered to be a part of the Participant’s Aggregate Account balance;

(v)	with respect to unrelated rollovers and plan-to-plan transfers (ones which are both initiated by the Employee and made from a plan maintained by one (1) employer to a plan maintained by another employer), if this Plan provides the rollovers or plan-to-plan transfers, it shall always consider such rollover or plan-to-plan transfer as a distribution for the purposes of this Section. If this Plan is the plan accepting such rollovers or plan-to-plan transfers, it shall not consider such rollovers or plan-to-plan transfers as part of the Participant’s Aggregate Account balance; and

(vi)	with respect to related rollovers and plan-to-plan transfers (ones either not initiated by the Employee or made to a plan maintained by the same employer), if this Plan provides the rollover or plan-to-plan transfer, it shall not be counted as a distribution for purposes of this Section. If this Plan is the plan accepting such rollover or plan-to-plan transfer, it shall consider such rollover or plan-to-plan transfer as part of the Participant’s Aggregate Account balance, irrespective of the date on which such rollover or plan-to-plan transfer is accepted. For purposes of this paragraph, the Company and any Affiliated Employers shall be considered the same employer.

(c)	Aggregation Group. “Aggregation Group” means either a Required Aggregation Group or a Permissive Aggregation Group as hereinafter determined.

(i)

Required Aggregation Group. In determining a Required Aggregation Group hereunder, each plan of the Company or an Affiliated Employer in which a Key Employee is a participant, and each other plan of the Company or an Affiliated Employer which enables any plan in which a Key Employee participates to meet the requirements of Code section 401(a)(4) or 410, will be required to be aggregated. Such group shall be known as a Required Aggregation Group. In the case of a Required Aggregation Group, each plan in the group will be considered a Top-Heavy Plan if the Required Aggregation Group is a Top-Heavy Group.

No plan in the Required Aggregation Group will be considered a Top-Heavy Plan if the Required Aggregation Group is not a Top-Heavy Group.

(ii)	Permissive Aggregation Group. American Greetings Corporation may also include any other plan not required to be included in the Required Aggregation Group; provided, that the resulting group, taken as a whole, would continue to satisfy the provisions of Code sections 401(a)(4) and 410. Such group shall be known as a Permissive Aggregation Group. In the case of a Permissive Aggregation Group, only a plan that is part of the Required Aggregation Group will be considered a Top-Heavy Plan if the Permissive Aggregation Group is a Top-Heavy Group. No plan in the Permissive Aggregation Group will be considered a Top-Heavy Plan if the Permissive Aggregation Group is not a Top-Heavy Group.

(iii)	Only those plans of the Company or an Affiliated Employer in which the Determination Dates fall within the same calendar year shall be aggregated in order to determine whether such plans are Top-Heavy Plans.

(d)	Determination Date. “Determination Date” means (i) the last day of the preceding Plan Year, or (ii) in the case of the first Plan Year, the last day of such Plan Year.

(e)	Present Value of Accrued Benefit. In the case of a defined benefit plan, a Participant’s Present Value of Accrued Benefit shall be as determined under the provisions of the applicable defined benefit plan.

(f)	Top-Heavy Group. “Top-Heavy Group” means an Aggregation Group in which, as of the Determination Date, the sum of:

(i)	the Present Value of Accrued Benefits of Key Employees under all defined benefit plans included in the group, and

(ii)	the Aggregate Accounts of Key Employees under all defined contribution plans included in the group, exceeds sixty percent (60%) of a similar sum determined for all Participants.

(g)	Top-Heavy Plan Year. “Top-Heavy Plan Year” means that, for a particular Plan Year, the Plan is a Top-Heavy Plan.

12.2	Key Employee. “Key Employee” means an Employee described in Code section 416(i)(1).

12.3	Non-Key Employee. Any Employee or former Employee (and his beneficiaries) who is not a Key Employee.

12.4	Minimum Benefit.

(a)	If this Plan is determined to be a Top-Heavy Plan for any Plan Year under the provisions of Section 12.1, then the contribution for such Plan Year to be allocated to each Participant who is not a Key Employee in such Plan Year and who is an Employee on the last day of such Plan Year shall not be less than three percent (3%) of such Participant’s Compensation or such lesser percentage as may be made with respect to Key Employees in such Plan Year. Amounts contributed under Section 3.1 shall be taken into consideration in determining the lesser percentage for Key Employees noted in the immediately preceding sentence.

(b)	The provisions of Section 12.4(a) shall not apply to any Participant to the extent the Participant is covered under any other plan or plans maintained by the Company, which plan or plans provide that the minimum allocation or benefit provisions pursuant to Code section 416 will be met in the other plan or plans. To the extent a Participant is covered by a defined benefit plan maintained by the Company, which defined benefit plan provides that the minimum allocation or benefit provisions of Code section 416 will be satisfied in this Plan, Section 12.4(a) shall be modified by substituting “five percent (5%)” in lieu of “three percent (3%).”

SECTION 13

PARTICIPATION BY OTHER EMPLOYERS

13.1	Designation of Agent. Each Company shall be deemed to be a party to this Plan; provided however, for purposes of this Plan, each Company shall be deemed to have designated irrevocably American Greetings Corporation as its agent.

13.2	Discontinuance of Participation. Any Company shall be permitted to discontinue or revoke its participation in the Plan by delivering to the Committee a resolution of its board of directors which authorizes its discontinuance or revocation of participation in the Plan and which indicates the reason or reasons for such discontinuance or revocation. The Board of Directors may at any time, in its discretion, determine that a Company shall no longer participate in the Plan and may direct that the Company discontinue participation in the Plan. Discontinuance may take place only on a Valuation Date and notice thereof to the Committee, or by the Committee to a Company in the event discontinuance is directed by the Board of Directors, must be submitted or received at least six (6) months prior to the date the discontinuance is to be effective, unless such time requirement is waived in writing by the Committee or the Company. A Company, by written direction delivered to the Trustee not less than ten (10) days before a Valuation Date, may direct the withdrawal and transfer to a separate trust as of that Valuation Date of the portion of the Trust assets attributable to its Employees. The Trustees shall determine the value of such beneficial interest as of that Valuation Date and transfer the amount of such value to the separate trust as soon as practicable after such Valuation Date, either in cash, or, in the discretion of the Trustee, in other property or partly in cash and partly in other property. No such transfer shall be made if the result is the elimination or reduction of any Code section 411(d)(6) protected benefits. If no successor is designated, the Trustee shall retain such assets for the Employees of said Company. Notwithstanding the foregoing, in the event that a Company merges or consolidates with or into another entity, or if American Greetings Corporation sells or transfers substantially all of the assets of a Company, participation in the Plan with respect to Employees of such Company shall terminate on the effective date of such divestiture, unless otherwise determined by the Board of Directors.

13.3	Committee’s Authority. The Committee shall have authority to make any and all necessary rules or regulations binding upon all Companies and all Participants to effectuate the purpose of this Section.

IN WITNESS WHEREOF, the Corporation has adopted this Amendment to the Plan on the date set forth below.

AMERICAN GREETINGS CORPORATION

By:	/s/ Brian T. McGrath
Brian McGrath, Senior Vice President of Human Resources

Date:	1/31/11

SCHEDULE A

Excluded Affiliated Employers

The Hatchery, LLC (FEIN 20-2016191)

PhotoWorks, Inc. (FEIN 26-1750171) for the period prior to March 15, 2008

RPG Holdings, Inc. (for the period prior to January 1, 2010)

Papyrus - Recycled Paper Greetings, Inc. (for the period prior to January 1, 2010)

Recycled Paper Greetings Canada, Inc. (for the period prior to January 1, 2010)

APPENDIX A

RECYCLED PAPER GREETINGS, INC. EMPLOYEES’

RETIREMENT SAVINGS PLAN MERGER

This Appendix A shall apply with regard to those employees who were previously employed by Recycled Paper Greetings, Inc. (“RPG”) whose Accounts under the Plan include amounts transferred to the Plan from the Recycled Paper Greetings, Inc. Employees’ Retirement Savings Plan (the “RPG Plan”) in connection with the merger, effective as of January 1, 2010, of the RPG Plan with and into the Plan.

1.	Plan Merger. The RPG Plan shall be merged with and into the Plan, effective as of January 1, 2010 (the “Merger Date”). The provisions of the Plan shall become fully applicable to the participants, former participants and beneficiaries of the RPG Plan, except as provided in this Appendix A.

2.	Date of Plan Participation. Any individual who was an employee of RPG on December 31, 2009 and who is an Employee on January 1, 2010 (“RPG Employee”) shall become a Participant in the Plan upon the later of satisfaction of (i) the eligibility requirements in Section 2.1 of the Plan, or (ii) the participation requirements outlined in this Appendix A (“RPG Participant”). For purposes of determining whether an RPG Employee has satisfied the Plan’s eligibility requirements, all prior service with RPG and the Company shall be counted. Any individual who participated in the RPG Plan, but who terminated employment prior to January 1, 2010 shall not become a Participant in the Plan, except for a limited purpose, including, without limitation, investment allocation and distributions, as outlined in Section 2.6 of the Plan.

3.	Asset Transfer Provisions. Notwithstanding the provisions of the Plan, the following provisions shall apply:

(a)	Transfer of Plan Assets. Effective as of January 1, 2010, or as soon as administratively practicable thereafter, assets from the trust fund for the RPG Plan shall be transferred to the Trust. All assets transferred to the Plan from the trust fund for the RPG Plan shall be administered in accordance with the generally applicable terms of the Plan, together with such other provisions that are applicable to former participants in the RPG Plan (“RPG Plan Participants”) as set forth in this section of Appendix A.

(b)	Regulatory Requirements. As required by Section 1.414(l)-1(d) of the Treasury Regulations, each RPG employee who has an account balance from the RPG Plan transferred to the Plan shall receive a benefit immediately after the transfer contemplated under subsection (a) above that is equal to or greater than the benefit that he would have been entitled to receive immediately before such transfer (as if either the RPG Plan or the Plan had then terminated).

(c)	Segregation of Transferred Amounts. The Committee shall separately account for amounts transferred to the Plan pursuant to subsection (a) above for record-

keeping purposes and shall establish such segregated accounts or sub-accounts as are necessary to provide for this separate accounting. These separate accounts and sub-accounts shall be referred to collectively as the “RPG Accounts” and shall be comprised of the RPG Elective Deferral Account, the RPG Matching Contribution Account and the RPG Rollover Account. Except as otherwise provided in this section of Appendix A, these RPG Accounts shall be treated in the same manner as all other Accounts under the Plan.

4.	Special Conditions. Notwithstanding the provisions of the Plan, the following provisions shall apply:

(a)	RPG Account. The term “Account” in Section 1.1 of the Plan shall include the term “RPG Account,” which is defined as the account of an RPG Employee or Former RPG Employee that contains the assets that were transferred from the RPG 401(k) Plan to the Plan and is comprised of the RPG Elective Deferral Account, the RPG Matching Contribution Account and the RPG Rollover Account.

(b)	Prior Deferral Elections. RPG Plan Participants shall have their prior deferral elections made under the RPG Plan apply to the Plan. RPG Plan Participants will be eligible to participate in the Plan effective as of the first payroll period beginning after January 1, 2010, unless such RPG Plan Participants elect not to participate or to participate at a different deferral percentage. Such RPG Plan Participants shall not be automatically enrolled in accordance with Section 3.1(c) of the Plan.

(c)	Auto Enrollment. RPG Participants (other than RPG Plan Participants) shall be automatically enrolled in accordance with Section 3.1(c) of the Plan, effective as of the first payroll period beginning after February 1, 2010, unless such individuals affirmatively elect not to participate in the Plan or to participate at a different percentage in accordance with the Plan’s procedures.

(d)	Investments. RPG Plan Participants (including former RPG Plan Participants) shall have their RPG Accounts mapped to similar investment options in the Plan (except as provided below), pursuant to the mapping strategy set forth in the RPG Plan communication, which was distributed to all RPG Plan Participants in November and December 2009. RPG Plan Participants who are invested in the Fidelity Advisor Stable Value Fund on December 31, 2009 will continue to have his/her assets maintained in that fund until November 2010 when such assets will be transferred from the Fidelity Advisor Stable Value Fund to the Vanguard Prime Money Market Fund.

(e)

In-Service Withdrawals. Prior to the attainment of age 59 1/2, RPG Plan Participants who are actively employed and who have a balance in their RPG Rollover Account may withdraw any portion of their RPG Rollover Account at any time. Upon attainment of age 59 1/2, RPG Plan Participants who are actively employed and who have a balance in their RPG Account may withdraw any portion of their RPG Account at any time.

(f)	Hardship Withdrawals and Loans. Section 6.2(a) of the Plan is hereby amended to permit hardship withdrawals to be taken from an actively employed RPG Plan Participant’s RPG Account. Section 6.3 of the Plan is hereby amended to permit loans to be taken from an actively employed RPG Plan Participant’s RPG Account, other than the RPG Matching Contributions Account.

(g)	2009 Profit-Sharing Contribution. For the 2009 Plan Year, RPG Employees who (i) were eligible to participate in the RPG Plan during its 2009 plan year, (ii) are employed on the last day of the 2009 Plan Year, and (iii) satisfy the eligibility requirements in Sections 2.1(c) and 3.3(b) of the Plan (without regard to the requirement that the RPG Employees be Plan Participants) shall be deemed to be “Participants” for the 2009 Plan Year and shall be eligible to receive Profit Sharing Contributions in accordance with (and subject to the requirements of) Section 3.3 of the Plan, subject to the provisions set forth below. For Plan Years after 2009, RPG Employees shall receive any Profit Sharing Contributions in accordance with Section 3.3 of the Plan, without regard to the provisions set forth herein.

(i)	Service. For purposes of determining eligibility to receive Profit Sharing Contributions, all prior service with RPG and the Company shall be counted.

(ii)	Amount of 2009 Profit Sharing Contribution. Eligible RPG Employees shall receive a Profit Sharing Contribution for 2009, if any, equal to 1/6 of the amount calculated in accordance with Section 3.3 of the Plan using the definition of Compensation set forth in subsection (iii) below.

(iii)	Compensation. Compensation shall mean all Plan Compensation earned between March 1, 2009 and December 31, 2009.

(h)	Vesting. Effective as of the Merger Date, all RPG Employees will be 100% vested in their RPG Account.

(i)	Pre-Merger Elections and Designations. Notwithstanding any other provision of the Plan to the contrary, (i) elections as to timing or form of benefit made, (ii) designations of beneficiaries made, and (iii) provisions that became applicable based on a failure to make an available election or designation under the RPG Plan before January 1, 2010, shall be given effect with respect to such RPG Plan Participants who retired or terminated employment under the terms of the RPG Plan and made a distribution election under the RPG Plan, or died, before January 1, 2010. Except with respect to beneficiary designations, participants in the RPG Plan who retired, terminated employment or died prior to January 1, 2010, but did not commence distribution under the RPG Plan, shall have any future distributions processed in accordance with the terms of the Plan.

(j)	Beneficiary Designation. Beneficiary designations made under the RPG Plan before January 1, 2010 by RPG Plan Participants shall be given effect as if made under the Plan through February 28, 2010, unless and until superseded by a different actual or deemed designation under the Plan. Effective as of March 1, 2010, beneficiary designations previously made under the RPG Plan shall become null and void and all Participants, including RPG Plan Participants, shall have their beneficiary designations governed by the terms of Section 6.1(c) of the Plan.

(k)	Loans. Effective as of January 1, 2010, any loan that an RPG Plan Participant initiated under the terms of the RPG Plan and that has not been paid in full as of such date shall be held by the Plan. The terms and conditions of the loan provisions of the RPG Plan shall continue to apply to such loan until repaid in full. Any such loan shall not count as an outstanding loan for purposes of the limitations set forth in the Plan’s loan policy or procedure regarding the maximum number of outstanding loans a Participant may have at any time.